UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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March 18, 2014

Dear Fellow Shareholder:

You are invited to our Annual Meeting of Shareholders on Wednesday, May 7, 2014, at 9:00 a.m. local time. The meeting will be held at our headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business will be the election of directors, an advisory vote on the selection of the company’s independent auditors and an advisory vote to approve executive compensation. Shareholders may raise other matters as described in the accompanying Proxy Statement.

I am pleased to report that our company performed well in 2013. Our focus on operations led to strong financial results, particularly operating earnings, free cash flow and return on invested capital. Our strong performance and commitment to shareholders drove a 38% increase in our stock price. In 2013, we returned $1.3 billion of free cash flow to shareholders through dividends and share repurchases, not including the first quarter dividend payment that was accelerated and paid in December 2012. In early 2014, we underscored our commitment to returning value to our shareholders by repurchasing more than 11 million shares and obtaining authorization from our Board to repurchase an additional 20 million shares. Also in early 2014, our Board increased the quarterly dividend to $0.62 per share (or 11%), the 17th consecutive annual increase.

Your vote is important. We encourage you to consider carefully the matters before us.

Sincerely,

Phebe N. Novakovic

Chairman and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 7, 2014

The Proxy Statement and 2013 Annual Report are available at

www.generaldynamics.com/2014proxy

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on Wednesday, May 7, 2014, at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

•	the election of 12 directors from the nominees named in the Proxy Statement (proposal 1);

•	an advisory vote on the selection of KPMG LLP, an independent registered public accounting firm, as the company’s independent auditors for 2014 (proposal 2);

•	an advisory vote to approve executive compensation (proposal 3);

•	two shareholder proposals as described in this Proxy Statement, provided they are presented properly at the meeting (proposals 4 and 5); and

•	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1, 2 and 3.

The Board of Directors unanimously recommends that you vote AGAINST proposals 4 and 5.

The Board of Directors set the close of business on March 6, 2014, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign and return a proxy card, or use the telephone or Internet voting systems.

A copy of the 2013 Annual Report accompanies this Notice and Proxy Statement and is available on the website listed above.

By Order of the Board of Directors,

Gregory S. Gallopoulos

Secretary

Falls Church, Virginia

March 18, 2014

General Dynamics 2014 Proxy Statement

General Dynamics 2014 Proxy Statement

PROXY STATEMENT

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the Annual Meeting of Shareholders to be held on May 7, 2014, at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being distributed on or about March 21, 2014, to holders of General Dynamics common stock, par value $1.00 per share (Common Stock).

Proxy Summary

This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and the General Dynamics 2013 Annual Report before voting.

BUSINESS PERFORMANCE HIGHLIGHTS

In 2013, we focused on operational excellence to expand margins, efficiently convert operating earnings into cash and increase return on invested capital. As a result, we achieved:

11.8%	Operating Margin (vs. 2.6% in 2012)

$ 2.7 Billion	Free Cash Flow (vs. $2.2 billion in 2012)

16.6%	Return on Invested Capital (vs. (0.4)% in 2012)

To achieve these results, our management strengthened performance by continuously improving the operations of each of our businesses. Among our highlights for the year:

•

Our Aerospace group continued to increase production of its newest aircraft models, the Gulfstream G650 and G280, and experienced healthy demand across all models. Overall, the group enjoyed increased revenues, operating earnings and operating margins over 2012.

•

Our Combat Systems and Information Systems and Technology business groups managed the challenges arising from budget and spending pressures on the groups’ primary customer, the U.S. Army. These efforts produced strong operating earnings. Our Combat Systems group also pursued significant international orders throughout the year, resulting in an early 2014 award that will contribute significantly to the company’s backlog for the next several years.

•

Our Marine Systems group continued its work on key U.S. Navy programs, as well as increasing its ship engineering, repair and other services. Also, commercial ship construction began for Jones Act ships secured in late 2012 and 2013. The group received significant Navy and commercial orders that will support backlog for several years.

•

Across the company, we reduced costs in a disciplined, prudent manner to position our portfolio to remain competitive in a challenging environment. Examples of our initiatives include consolidating businesses, divesting non-core assets, putting troubled programs on the path to success and reducing costs at our corporate headquarters.

General Dynamics 2014 Proxy Statement     1

Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors believes that a commitment to good corporate governance enhances shareholder value. Our governance practices include:

Governance Practice	For more information

Stringent stock ownership requirements for our executive officers require them to hold shares of our Common Stock worth eight to 15 times base salary. Director stock ownership guidelines encourage our directors to hold at least 4,000 shares of our Common Stock within five years of joining the Board.

p. 46
A policy prohibiting hedging and pledging of our Common Stock by directors and officers discourages excessive risk-taking.	p. 46
Ten of our 12 director nominees are independent directors. All but one of our standing Board committees are composed exclusively of independent directors.	p. 10
An independent Lead Director with a robust set of responsibilities is selected by the Board and provides additional independent oversight of senior management and board matters.	p. 10
Our directors are elected annually based on a majority voting standard for uncontested elections. We have a resignation policy if a director fails to receive a majority of votes cast.	p. 74
Our directors attended on average more than 99% of meetings in 2013 with no director attending less than 92%.	p. 11
Our non-management directors meet regularly in executive session, presided by the Lead Director.	p. 11
Our directors are restricted on the number of other boards on which they may serve in order to avoid overboarding.	Corporate Governance Guidelines *
Our related person transactions policy ensures appropriate Board review of related person transactions.	p. 15
Our active and robust ethics program includes strong Codes of Ethics for all employees, with specific codes for our financial professionals and directors.	p. 9 www.generaldynamics.com – “Investor Relations” – “Codes of Ethics and Conduct”
A sustainability report discusses our commitment to our stakeholders and communities.	www.generaldynamics.com – “Investor Relations” – “Corporate Sustainability”
Disclosure of our corporate political contributions and our trade association dues describes the process and oversight we employ in each area.	www.generaldynamics.com – “Investor Relations” – “Political Contributions” and “Trade Associations”
A clawback policy under which executive compensation is recouped in the event of fraud or intentional illegal conduct that results in a financial restatement.	p. 46
A strong affirmation of our corporate commitment to honoring and protecting human dignity.	www.generaldynamics.com – “Investor Relations”
Our shareholders have the right to request a special meeting of shareholders.	Bylaws**
We do not have a shareholder rights plan, or poison pill; any future rights plan must be submitted to shareholders.	Corporate Governance Guidelines *
*	Our Corporate Governance Guidelines are available on our website at www.generaldynamics.com under the “Investor Relations” heading.
**	Our Bylaws are available on our website at www.generaldynamics.com under the “Investor Relations” – “Highlights” headings.

2     General Dynamics 2014 Proxy Statement

Proxy Summary

EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation philosophy at General Dynamics is to align each Named Executive Officer’s compensation with company, business group and individual performance, and to provide the incentives necessary to attract, motivate and retain the executives that help drive the company’s success. In order to achieve these goals, the Compensation Committee and management team:

•	Position base salary at approximately the median of our peer companies;

•

Align annual incentive awards with key annual financial, operating and strategic objectives based on our earnings from continuing operations, free cash flow from operations, sales, as well as business group performance; and

•

Align long-term incentive awards with our shareholders’ interests by basing the awards on return on invested capital and indexing the target amount to total annual cash compensation. Long-term incentives are directly linked to stock performance through restricted stock and stock options. Our long-term incentives are part of a program that encourages stock ownership along with one of the most robust stock ownership guidelines in business.

In summary, we compensate our Named Executive Officers as follows:

Component of Compensation	Form of Compensation
Long-Term Incentive Compensation	Performance Restricted Stock Units (25% of total annual grant value) Restricted Stock (25% of total annual grant value) Stock Options (50% of total annual grant value)
Annual Cash Incentive	Annual Performance-Based Cash Bonus
Base Salary	Annual Cash Salary
Retirement	401(k) Plan Defined Benefit Retirement Plan Supplemental Retirement Plan Supplemental Savings Plan
Other	Limited Perquisites

VOTING MATTERS AND BOARD RECOMMENDATIONS

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal	Board Recommendation
Proposal 1: Election of Directors	The Board recommends a vote FOR the election of the director nominees named in this Proxy Statement. See pages 4 through 8 for more information on the nominees.
Proposal 2: Selection of Independent Auditors	The Board recommends a vote FOR this proposal. See page 19 for details.
Proposal 3: Advisory Vote to Approve Executive Compensation	The Board recommends a vote FOR this proposal. See page 22 for details.
Proposal 4: Shareholder Proposal – Independent Board Chairman	The Board recommends a vote AGAINST this proposal. See pages 66 through 68 for details.
Proposal 5: Shareholder Proposal – Lobbying Disclosure	The Board recommends a vote AGAINST this proposal. See pages 69 through 71 for details.

Important information about the Annual Meeting and voting can be found beginning on page 72.

General Dynamics 2014 Proxy Statement     3

ELECTION OF THE BOARD OF DIRECTORS OF THE COMPANY

(PROPOSAL 1)

Director Nominations and Criteria. General Dynamics’ directors are elected at each annual meeting of shareholders and hold office for one-year terms or until successors are elected and qualified. The Nominating and Corporate Governance Committee considers director nominees from various sources and chooses nominees with the primary goal of ensuring the Board collectively serves the interests of shareholders. In assessing director candidates, the committee considers the background and professional experience of the candidates in the context of the current Board composition to ensure a diverse range of backgrounds, talent, skill and expertise. Relevant criteria considered by the committee include: business and financial expertise, technical expertise and familiarity with issues affecting aerospace and defense businesses. The committee also carefully considers any potential conflicts of interest. All nominees must possess good judgment, an inquiring and independent mind, and a reputation for the highest personal and professional ethics, integrity and values. Nominees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities and should be committed to serve on the Board for an extended period of time.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company. The information requirements for director nominations can be found in Article II, Section 10 of our Amended and Restated Bylaws available on our website at www.generaldynamics.com, under the “Investor Relations” – “Highlights” headings, or in print upon request.

2014 Director Nominees. The following 12 nominees are standing for election to the Board of Directors at the Annual Meeting. All nominees are currently serving as directors. If any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

MARY T. BARRA

•    Chief Executive Officer of General Motors Company since January 2014; Executive Vice President, Global Product Development & Global Purchasing & Supply Chain, August 2013 to January 2014; Senior Vice President, Global Product Development, February 2011 to August 2013; Vice President, Global Human Resources, 2009 to January 2011; Vice President, Global Manufacturing Engineering, 2008 to 2009

•    Ms. Barra currently serves as a director of General Motors Company.

Key Attributes/Skills/Expertise: Ms. Barra’s business and educational background, including a bachelor’s degree in electrical engineering and a master’s degree in business administration, enables her to provide valuable strategic, operational and business advice to the company. Ms. Barra’s current position with General Motors as chief executive officer, and her former positions as senior vice president, global product development; vice president, global human resources; and vice president, global manufacturing engineering, position her well to advise our businesses on a broad range of matters in the areas of human resources, engineering, manufacturing, and research and development. Her strong and diversified business background provides her with a deep understanding of the challenges and risks facing large public companies with complex global operations.

COMMITTEES: Compensation Nominating and Corporate Governance DIRECTOR SINCE 2011 AGE: 52

4     General Dynamics 2014 Proxy Statement

Election of Directors

NICHOLAS D. CHABRAJA

•    Chairman of General Dynamics, June 1997 to May 2010; Chief Executive Officer, June 1997 to July 2009; Vice Chairman, December 1996 to May 1997; Executive Vice President, March 1994 to December 1996

•    Mr. Chabraja currently serves as a director of Northern Trust Corporation and as non-executive chairman of Tower International, Inc.

Key Attributes/Skills/Expertise: Mr. Chabraja’s 15 years of service as a senior executive officer and 12-year tenure as chairman and chief executive officer of our company make him an experienced and trusted advisor. He has in-depth knowledge of all aspects of General Dynamics and a deep understanding and appreciation of our customers, business operations and approach to risk management. His service at General Dynamics combined with his service on other public company boards provides him with a valuable perspective on governance and management matters that face large public companies.

COMMITTEES: Finance and Benefit Plans DIRECTOR SINCE 1994 AGE: 71

JAMES S. CROWN

•    Lead Director since May 2010

•    President of Henry Crown and Company since 2002; Vice President of Henry Crown and Company, 1985 to 2002

•    Mr. Crown currently serves as a director of J.P. Morgan Chase & Co. He served as a director of Sara Lee Corporation within the past five years.

Key Attributes/Skills/Expertise: As the longest-serving member of our board and a significant shareholder, Mr. Crown has an abundance of knowledge regarding General Dynamics and our history. As president of Henry Crown and Company, a private investment firm with diversified interests, Mr. Crown has broad experience in general business management and capital deployment strategies. His many years of service as a director of our company and two other large public companies provide him with a deep understanding of the roles and responsibilities of a board of a large public company.

COMMITTEES: Audit Compensation Nominating and Corporate Governance DIRECTOR SINCE 1987 AGE: 60

WILLIAM P. FRICKS

•    Chairman and Chief Executive Officer of Newport News Shipbuilding Inc., 1997 to 2001; Chief Executive Officer and President of Newport News Shipbuilding Inc., 1995 to 1996

Key Attributes/Skills/Expertise: Mr. Fricks’ senior executive positions at Newport News Shipbuilding Inc., including chairman and chief executive officer, president and chief executive officer, vice president-finance, controller and treasurer, give him critical knowledge of the management, financial, operational and risk management requirements of a large company and a keen understanding of our key customers. In these positions, Mr. Fricks gained extensive experience in dealing with accounting principles and financial reporting, evaluating financial results and the financial reporting process of a large company. Based on this experience, the Board has determined that Mr. Fricks is an Audit Committee Financial Expert.

COMMITTEES: Audit Compensation DIRECTOR SINCE 2003 AGE: 69

General Dynamics 2014 Proxy Statement     5

Election of Directors

PAUL G. KAMINSKI

•    Under Secretary of Defense for Acquisition and Technology, U.S. Department of Defense, 1994 to 1997

•    Chairman and Chief Executive Officer of Technovation, Inc. (consulting), since 1997

•    Senior Partner of Global Technology Partners, LLC (consulting), 1998 to 2010

Key Attributes/Skills/Expertise: Dr. Kaminski’s prior service as the Under Secretary of Defense for Acquisition and Technology provides him with valuable insight into research and development, procurement, acquisition reform and logistics at the U.S. Department of Defense. In addition, Dr. Kaminski’s education and business background in advanced technology, including dual master’s degrees in aeronautics-astronautics and electrical engineering and a doctorate in aeronautics and astronautics, enables him to provide valuable strategic and business advice to our aerospace and defense businesses.

COMMITTEES: Compensation Finance and Benefit Plans DIRECTOR SINCE 1997 AGE: 71

JOHN M. KEANE

•    Retired General, U.S. Army; Vice Chief of Staff of the Army, 1999 to 2003

•    President of GSI, LLC (consulting) since 2004

•    Managing Director of Keane Advisors, LLC (private equity), 2005 to 2009

•    Senior Partner of SCP Partners (private equity), 2009 to 2012

•    Chairman of the Institute for the Study of War

•    Mr. Keane currently serves as a director of MetLife, Inc. He served as a director of Cyalume Technologies Holdings, Inc., and M&F Worldwide Corp., each a former public company, within the past five years.

Key Attributes/Skills/Expertise: Prior to retiring from the U.S. Army at the rank of General, Mr. Keane served as Vice Chief of Staff of the Army. As a senior officer, Mr. Keane managed significant operating budgets and addressed complex operational and strategic issues. Mr. Keane’s astute appreciation for the complexities of the U.S. military and the defense industry, combined with his demonstrated leadership and management skills, make him a valuable advisor to our aerospace and defense businesses. Mr. Keane has gained a strong understanding of public company governance and operations through his service on three public company boards.

COMMITTEES: Finance and Benefit Plans Nominating and Corporate Governance DIRECTOR SINCE 2004 AGE: 71

LESTER L. LYLES

•    Retired General, U.S. Air Force; Commander, Air Force Materiel Command, 2000 to 2003; Vice Chief of Staff of the Air Force, 1999 to 2000

•    Chairman of the Board of United States Automobile Association since November 2012 and Vice Chairman from November 2008 to November 2012

•    Mr. Lyles currently serves as a director of KBR, Inc., and Precision Castparts Corp. He served as a director of DPL, Inc., a former public company, within the past five years.

Key Attributes/Skills/Expertise: Prior to retiring from the U.S. Air Force at the rank of General, Mr. Lyles served as Commander of the Air Force Materiel Command and Vice Chief of Staff of the U.S. Air Force. In these positions, Mr. Lyles managed significant operating budgets and addressed complex operational issues. The broad knowledge of the U.S. military and the defense industry he attained through these experiences, combined with his engineering and aerospace educational background, enable Mr. Lyles to provide critical strategic and business advice to our aerospace and defense businesses. In addition, Mr. Lyles has gained a thorough understanding of challenges that face public companies through his service on public company boards.

COMMITTEES: Audit Nominating and Corporate Governance DIRECTOR SINCE 2003 AGE: 67

6     General Dynamics 2014 Proxy Statement

Election of Directors

JAMES N. MATTIS

•    Retired General, U.S. Marine Corps; Commander, U.S. Central Command, August 2010 to March 2013; Commander, U.S. Joint Forces Command, November 2007 to August 2010; NATO Supreme Allied Commander Transformation, November 2007 to September 2009

Key Attributes/Skills/Expertise: Mr. Mattis had a distinguished career in the U.S. Marine Corps before retiring in 2013. He served as Commander, U.S. Central Command and Commander, U.S. Joint Forces Command as well as NATO Supreme Allied Commander Transformation. Mr. Mattis’ unique perspective and experiences with U.S. and foreign military strategy and operations, including NATO operations, provide him with valuable insight into international and government affairs and the global defense industry. Mr. Mattis’ demonstrated leadership and management skills make him well-equipped to advise on strategic opportunities and risks associated with our aerospace and defense businesses.

Appointed to the Board in August 2013, Mr. Mattis was first identified by an independent director and the chairman and was recommended as a director nominee by the Nominating and Corporate Governance Committee.

COMMITTEES: Finance and Benefit Plans DIRECTOR SINCE 2013 AGE: 62

PHEBE N. NOVAKOVIC

•    Chairman and Chief Executive Officer of General Dynamics since January 2013; President and Chief Operating Officer, May 2012 through December 2012; Executive Vice President, Marine Systems, May 2010 to May 2012; Senior Vice President, Planning and Development, 2005 to May 2010; Vice President, Strategic Planning, 2002 to 2005

•    Ms. Novakovic currently serves as a director of Abbott Laboratories.

Key Attributes/Skills/Expertise: Ms. Novakovic’s service as a senior officer of General Dynamics since 2002 makes her a valuable and trusted advisor. Through her roles as chairman and chief executive officer, president and chief operating officer, and executive vice president, Marine Systems, she has developed a deep understanding of the company’s business operations, growth opportunities, risks and challenges. As senior vice president, planning and development, she gained a strong understanding of our core customers and the global marketplace in which we operate. Ms. Novakovic’s current service as a public company director provides her with a valuable perspective on corporate governance matters and the roles and responsibilities of a public company board.

COMMITTEES: None DIRECTOR SINCE 2012 AGE: 56

WILLIAM A. OSBORN

•    Chairman of Northern Trust Corporation (multibank holding company), October 1995 to November 2009; Chief Executive Officer of Northern Trust Corporation, 1995 through 2007 and President of Northern Trust Corporation and The Northern Trust Company (banking services), 2003 to 2006

•    Mr. Osborn currently serves as a director of Abbott Laboratories and Caterpillar, Inc. He served as a director of Northern Trust Corporation within the past five years.

Key Attributes/Skills/Expertise: Mr. Osborn’s prior service as a senior executive of Northern Trust Corporation, including as chairman and chief executive officer, and president and chief operating officer, provides him with extensive knowledge of the complex financial, operational and governance issues of a large public company. He brings to our Board a well-developed awareness of financial strategy, asset management and risk management and a strong understanding of public company governance. The Board has determined that Mr. Osborn’s extensive experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an Audit Committee Financial Expert.

COMMITTEES: Audit Compensation Finance and Benefit Plans DIRECTOR SINCE 2009 AGE: 66

General Dynamics 2014 Proxy Statement     7

Election of Directors

LAURA J. SCHUMACHER	• Executive Vice President, Business Development, External Affairs and General Counsel of AbbVie Inc. since January 2013

COMMITTEES: Compensation DIRECTOR SINCE 2014 AGE: 50

•     Executive Vice President, General Counsel and Secretary of Abbott Laboratories, 2007 to December 2012; Senior Vice President, General Counsel and Corporate Secretary, 2005 to 2007

Key Attributes/Skills/Expertise: Ms. Schumacher’s positions as chief legal officer of two large public companies provide her with extensive experience with respect to risk management and a deep knowledge of the types of legal and regulatory risks facing public companies. Her experience as a senior executive in the healthcare industry has provided her with a keen awareness of strategic considerations and challenges associated with a complex, highly regulated industry. Additionally, through her recent key role in the strategic consideration and execution of the separation of AbbVie from Abbott Laboratories, Ms. Schumacher brings an important understanding of and insight into corporate governance matters and complex corporate transactions.

Appointed to the Board in February 2014, Ms. Schumacher was first identified by an independent director and was recommended as a director nominee by the Nominating and Corporate Governance Committee.

ROBERT WALMSLEY

•     Retired Vice Admiral, Royal Navy

•     Chief of Defence Procurement for the United Kingdom Ministry of Defence, 1996 to 2003

•     Senior Advisor to Morgan Stanley & Co. Limited (investment banking), February 2004 to October 2012

•     Mr. Walmsley currently serves as a director of Cohort plc and Ultra Electronics plc.

Key Attributes/Skills/Expertise: Mr. Walmsley’s prior service as Chief of Defence Procurement for the United Kingdom Ministry of Defence gives him acute comprehension of international defense matters. Moreover, his service as a Vice Admiral in the Royal Navy and his appointments as Controller, Chairman of the Naval Nuclear Technical Safety Panel and Director General, Submarines, provide him with an important perspective on our aerospace and defense businesses. Mr. Walmsley’s service as a public company director in the United States and the United Kingdom positions him well to understand complex operational and governance matters at a large public company.

COMMITTEES: Audit Nominating and Corporate Governance DIRECTOR SINCE 2004 AGE: 73

Director Retirement Policy. The company’s Bylaws provide that no director shall stand for election beyond the age of 75. Additionally, the Bylaws provide that under circumstances of significant benefit to the company, an individual over the age of 72 years may stand for election as director only with the approval of the Nominating and Corporate Governance Committee and a two-thirds vote of the directors then in office. In March 2014, the committee recommended and the Board unanimously requested that Robert Walmsley stand for re-election. The Board took this action in recognition of the continued valuable counsel and insight that Mr. Walmsley provides to the Board with respect to United Kingdom and international defense matters and the complex operational and governance matters of a global public company.

Your Board of Directors unanimously recommends a vote FOR all the director nominees listed above.

8     General Dynamics 2014 Proxy Statement

GOVERNANCE OF THE COMPANY

OUR COMMITMENT TO STRONG CORPORATE GOVERNANCE

General Dynamics is committed to employing strong corporate governance practices to promote a culture of ethics and integrity that defines how we do business. At the core, we are in business to earn a fair return for our shareholders. To that end, our Board of Directors believes that a commitment to good corporate governance helps us compete more effectively, sustain our success over the long term and enhance shareholder value.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted the General Dynamics Corporate Governance Guidelines to provide a framework for effective governance of the Board and the company. The guidelines establish policies and practices with respect to Board operations and responsibilities, including board structure and composition, director independence, executive and director compensation, succession planning and the receipt of concerns and complaints by the Board. The Board regularly reviews these guidelines and updates them periodically in response to changing regulatory requirements, feedback from shareholders on governance matters and evolving best practices in corporate governance.

The Board believes that its commitment to good governance is demonstrated by key corporate governance practices, including: a majority voting standard for the election of directors coupled with a director resignation policy; an independent lead director; disclosure of corporate political contributions and trade association dues on our website; an industry-leading executive stock ownership policy; a policy prohibiting hedging and pledging by directors and officers; an executive compensation recoupment (clawback) policy; and shareholders’ right to call a special meeting. These and other practices are highlighted on page 2.

OUR CULTURE OF ETHICS

As part of our commitment to strong corporate governance practices, we maintain an active and robust ethics program. We have a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the “Blue Book,” has been updated and improved as we have grown and changed over the years. Our ethics program also includes a 24-hour ethics helpline, which employees can access via telephone or online to communicate any business-related ethics concerns, and periodic training on ethics and compliance topics for all employees.

We also have adopted ethics codes specifically applicable to our Board of Directors and our financial professionals. The Code of Conduct for Members of the Board of Directors embodies our Board’s commitment to manage our business in accordance with the highest standards of ethical conduct. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and any person performing similar financial functions.

Any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics for Financial Professionals or Code of Conduct for Members of the Board of Directors on behalf of any of our executive officers, financial professionals or directors will be disclosed on our website.

BOARD LEADERSHIP STRUCTURE

Our Board comprises independent, accomplished and experienced directors who provide advice and oversight to further the interests of our company and our shareholders. Our Board believes that its organizational structure provides a framework for it to provide independent leadership and engagement while ensuring appropriate insight into the operations and strategic issues of the company.

Chairman. Our Board elects a chairman from among the directors and determines whether to separate or combine the roles of chairman and chief executive officer based on what it believes best serves the needs of the company and its shareholders at any particular time. The Board believes that Ms. Novakovic’s deep understanding of the company’s business, day-to-day operations, growth opportunities, challenges and risk management practices gained through several leadership positions enable her to provide strong and effective leadership to the Board and to ensure that the Board is informed of important issues facing the company. The Board also believes that having a combined role promotes a cohesive, strong and consistent vision and strategy for the company.

General Dynamics 2014 Proxy Statement     9

Governance of the Company

Independent Lead Director. The Board has created the position of a lead director, selected annually by the Board from among the independent directors. Mr. Crown currently serves as lead director. The Board believes the lead director position provides additional independent oversight of senior management and board matters. The selection of a lead director facilitates communication among the directors or between any of them and the chairman. Directors frequently communicate among themselves and directly with the chairman.

The lead director’s authority and responsibilities are as follows:

(1)	acts as chair at board meetings when the chairman is not present, including meetings of the non-management directors;
(2)	has the authority to call meetings of the non-management directors;
(3)	coordinates activities of the non-management directors and serves as a liaison between the chairman and the non-management directors;
(4)	works with the chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;
(5)	is available for consultation and communication with significant shareholders, when appropriate; and
(6)	performs such other duties as the Board may determine from time to time.

DIRECTOR INDEPENDENCE

Independence Standards. Our Board of Directors assesses the independence of our directors and examines the nature and extent of any relationships between General Dynamics and our directors, their families and their affiliates. Our Board has established an objective that at least two-thirds of the directors be independent directors. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with General Dynamics. Our Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange.

The Director Independence Guidelines provide that an “independent director”:

(1)	is not a current employee, nor has an immediate family member who is a current executive officer, of General Dynamics;
(2)

has not received, nor has an immediate family member who has received, during the immediately preceding fiscal year, more than $120,000 in direct compensation from General Dynamics, other than director and committee fees and pension or other forms of deferred compensation;

(3)

is not, nor has an immediate family member who is, currently employed as an executive officer of another company where any executive officer of General Dynamics currently serves on that company’s compensation committee;

(4)	is not a current partner of, or employee of, a present internal or external auditor of General Dynamics;
(5)

does not have an immediate family member who is a current partner of, or an employee assigned to work personally on General Dynamics’ audit by, a present internal or external auditor of General Dynamics;

(6)

except as otherwise provided in (7) below, is not a current executive officer or an employee, nor has an immediate family member who is a current executive officer, of a company that made payments to, or received payments from, General Dynamics for property or services in an amount that, in the immediately preceding fiscal year, exceeded the greater of $1 million or 2% of the consolidated gross revenues of that company; and

(7)

is not an executive officer of a charitable organization that, in the immediately preceding fiscal year, received contributions from General Dynamics in an amount that exceeded the greater of $1 million or 2% of the consolidated gross revenues of that organization.

For purposes of the Director Independence Guidelines, references to General Dynamics include any of our subsidiaries and the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

10     General Dynamics 2014 Proxy Statement

Governance of the Company

Independence Determinations. In March 2014, the Board of Directors considered whether each member of the Board meets the definition of an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The Board determined that Ms. Barra, Ms. Schumacher and Messrs. Crown, Fricks, Kaminski, Keane, Lyles, Mattis, Osborn and Walmsley each qualifies as an independent director. The Board also determined that Mr. Chabraja and Ms. Novakovic are not independent directors. To make these independence determinations, the Board reviewed all relationships between General Dynamics and the directors and affirmatively determined that none of the directors who qualifies as independent has a material business, financial or other type of relationship with General Dynamics, other than as a director or shareholder of the company. Specifically, the Board considered the relationships listed below and the related person transactions listed on page 16 of this Proxy Statement and found them to be immaterial. For each of the relationships that the Board considered for 2011, 2012 and 2013, the payments made or received by General Dynamics, and the charitable contributions made by General Dynamics, fell below the greater of $1 million or 2% of the consolidated gross revenues of the other company.

•

Ms. Barra and Messrs. Crown, Kaminski, Keane, Lyles and Osborn serve as members of the boards of trustees of charitable and other non-profit organizations to which General Dynamics has made payments or contributions in the usual course of our business and annual giving program.

•

Mr. Kaminski’s son-in-law and Mr. Mattis’ brother are employees (and not executive officers) of a subsidiary of General Dynamics. The compensation paid to Mr. Kaminski’s son-in-law and Mr. Mattis’ brother in 2013 did not exceed $120,000 for either individual.

•

Ms. Barra and Messrs. Crown, Kaminski, Keane, Lyles, Osborn and Walmsley serve as directors of companies, Mr. Walmsley serves as a consultant to companies, and Ms. Barra and Mr. Crown are directors and executive officers of companies to which General Dynamics has sold products and services, or from which General Dynamics has purchased products and services, in the ordinary course of business. None of the directors had any material interest in, or received any compensation in connection with, these ordinary-course business relationships.

BOARD MEETINGS AND ATTENDANCE

During 2013, the Board of Directors held 10 meetings. This included a three-day meeting in February to review our 2013 operating plan, including the operating plans of each of our business units and business groups. In August 2013, the Board visited the Sterling Heights, Michigan, facility of our General Dynamics Land Systems business unit and met with that business unit’s management team. Each of our directors attended at least 92% of the meetings of the Board and committees on which they served in 2013. We encourage directors to attend each annual meeting of shareholders. All of our directors attended the 2013 annual meeting of shareholders.

EXECUTIVE SESSIONS OF THE BOARD

Our Board holds executive sessions of the non-management directors in conjunction with all regularly scheduled Board meetings. The non-management directors may also meet without management present at other times as requested by any non-management director. The lead director serves as chair at the executive sessions.

BOARD COMMITTEES

The Board of Directors has established the following four standing committees to assist in executing its duties: Audit, Compensation, Finance and Benefit Plans, and Nominating and Corporate Governance. The primary responsibilities of each of the committees are described below, together with the current membership and number of meetings held in 2013. Currently, three of the four Board committees are composed of independent, non-management directors, including those committees that are required by the rules of the New York Stock Exchange to be composed solely of independent directors. Each of the Board committees has a written charter. Copies of these charters are available on our website at www.generaldynamics.com, under the “Investor Relations” – “Corporate Governance” headings, or in print upon request.

General Dynamics 2014 Proxy Statement     11

Governance of the Company

Committee Members. Listed below are the members of each of the four standing committees as of March 6, 2014.

	Audit Committee	Compensation Committee	Finance & Benefit Plans Committee	Nominating & Corporate Governance Committee
Mary T. Barra
Nicholas D. Chabraja
James S. Crown
William P. Fricks
Paul G. Kaminski
John M. Keane
Lester L. Lyles
James N. Mattis
William A. Osborn
Laura J. Schumacher
Robert Walmsley

Lead Director	Chairperson	Member	Financial Expert

Committee Responsibilities. Following are descriptions of the primary areas of responsibility for each of the four committees.

Audit Committee	Number of Meetings in 2013: 9

•	Provides oversight for accounting, financial reporting, internal control, auditing and regulatory compliance activities

•	Selects and oversees the independent auditor

•	Approves audit and non-audit services provided by the independent auditor

•	Reviews the scope of the audit to be conducted by the independent auditor

•	Reviews our consolidated financial statements with management and the independent auditor

•	Evaluates the performance, responsibilities, budget and staffing of the internal audit function

•	Evaluates the scope of the internal audit plan

•

Monitors management’s implementation of the policies, practices and programs of the company in several areas, including business ethics and conduct, employee safety and health standards, and environmental matters

Finance and Benefit Plans Committee	Number of Meetings in 2013: 4

•	Oversees the management of the company’s finance policies to ensure the policies are in keeping with the company’s overall business objectives

•	Oversees the assets of certain employee benefit plans of the company

•

With respect to those plans that name the company or one of its subsidiaries as the investment fiduciary, and for which the company or one of its subsidiaries has not appointed the management investment committee as investment fiduciary:

•	provides strategic oversight of the management of the assets

•	reviews and approves investment policy recommendations made by management

•	reviews and approves the retention of third parties for administration and management services related to trust assets

12     General Dynamics 2014 Proxy Statement

Governance of the Company

Nominating and Corporate Governance Committee	Number of Meetings in 2013: 6

•	Evaluates board and management effectiveness

•	Advises the Board on the appropriate size, composition, structure and operations of the Board and its committees

•	Reviews and recommends to the Board committee assignments for directors

•	Advises the Board on corporate governance matters and monitors developments, trends and best practices in corporate governance

•	Recommends to the Board corporate governance guidelines that comply with legal and regulatory requirements

•	Identifies qualified individuals to serve as directors and recommends director nominees

Compensation Committee	Number of Meetings in 2013: 6

•	Evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation

•	Recommends to the Board the level and form of compensation and benefits for directors

•	Administers incentive compensation and equity-based compensation plans

•	Reviews and monitors succession plans for the chief executive officer and other officers

•	Has authority to retain and terminate external advisors in connection with the discharge of its duties

•	Has sole authority to approve consultant fees (to be funded by the company) and the terms of the consultant’s retention

Pursuant to its charter, the Compensation Committee has engaged PricewaterhouseCoopers LLP (PwC) as a compensation consultant to provide advice on executive compensation matters. In early 2013 and again in early 2014, the committee, after reviewing the factors influencing independence (as specified by the New York Stock Exchange listing standards) including the fees paid by the company to PwC for other services, engaged PwC to provide context on the current executive compensation landscape from the perspective of regulators, shareholders and the competitive market, and to conduct a review of our executive compensation processes. PwC is also available to provide advice to the chair of the Compensation Committee or the Compensation Committee as a whole on executive compensation matters on an as-needed basis. PwC attends Compensation Committee meetings upon the request of the committee’s chair and may also provide observations and insights to the committee related to the amount or form of compensation for our executives.

In 2013, the chair of the Compensation Committee approved fees of approximately $126,000 to PwC in its capacity as external advisor to the Compensation Committee. Fees were higher in 2013 compared to 2012 due to PwC’s increased support of the Compensation Committee, including support provided for the committee chair’s shareholder engagement efforts on executive compensation matters and resulting program enhancements considered by the committee. Management neither made, nor recommended, the decision to engage PwC. The PwC group providing compensation services to the Compensation Committee reports directly to the chair of the Compensation Committee and is not involved in providing any other services to the company. During 2013, we also retained PwC to provide services to the company unrelated to executive compensation including tax and other business-related services. The aggregate fees paid for those services in 2013 were approximately $3 million. In February 2014, the Compensation Committee undertook an assessment of PwC’s services for the committee and the company as well as other factors influencing independence (as specified by the New York Stock Exchange listing standards) and determined that no conflict of interest exists. The committee further concluded that PwC is independent of management as a consultant and is duly qualified to assist the committee.

RISK OVERSIGHT

We believe our Board leadership structure supports a risk-management process in which senior management is responsible for our company’s day-to-day risk-management processes and the Board provides oversight of those processes. The Board oversees management of risks across the company at both the full Board and committee levels. The focus of the Board’s risk management oversight is on the most significant risks facing the company, including strategic, operational, financial and legal risks.

General Dynamics 2014 Proxy Statement     13

Governance of the Company

Board of Directors. The full Board reviews and approves annually a corporate policy addressing the delegation of authority and assignment of responsibility to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk-management perspective. In addition, the Board assesses the company’s strategic and operational risks throughout the year, with particular focus on these risks at an annual three-day Board meeting in late January/early February. At this meeting, senior management reports on opportunities and risks in the markets in which the company conducts business. Additionally, each business unit president and each business group executive vice president presents the unit’s and group’s respective operating plan and strategic initiatives for the year, including notable business opportunities and risks. The Board reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our company operating plan for the year. These plans and related risks are monitored throughout the year as part of periodic financial and performance reports given to the Board by the chief financial officer and executive vice presidents of each business group. The Board also receives briefings from senior management concerning a variety of matters and related risks to the company, including defense budget and acquisition matters and specific customer or program developments.

In addition, each of the Board committees considers risk as it relates to its particular areas of responsibility.

•

Audit Committee. The Audit Committee has responsibility for oversight of the company’s policies and practices concerning overall risk assessment and risk management. The committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the ethics program and disclosures made with respect to the company’s internal controls. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of senior management on the internal audit plan; Sarbanes-Oxley 404 compliance; significant litigation and other legal matters; ethics program matters; and health, safety and environmental matters. The committee also holds regular executive sessions with the staff vice president, internal audit, and regular executive sessions with the partners of the KPMG LLP audit team.

•

Finance and Benefit Plans Committee. The Finance and Benefit Plans Committee oversees the management of the company’s finance policies and the assets of the company’s defined benefit plans for employees. The committee oversees risks related to exposure to market risk with respect to investment of assets of the company’s defined benefit plans and related to the capital structure of the company, including borrowing, liquidity, allocation of capital and funding of benefit plans. To assess risks in these areas, the committee receives regular briefings from our vice president and treasurer, our chief financial officer, and our vice president, human resources, on finance policies, pension plan liabilities and funding, and asset performance.

•

Compensation Committee. The Compensation Committee oversees and administers our incentive and equity compensation programs to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders without encouraging excessive risk-taking. The committee also evaluates the effect the compensation structure may have on risk-based decisions made by senior management. The committee receives briefings from the chairman and chief executive officer and the senior vice president, human resources and administration, on compensation matters.

•

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees risks related to the company’s governance structure and processes, and risks arising from related person transactions. The committee receives briefings from the senior vice president, general counsel and secretary.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Within six months of election to the Board, each new director receives an orientation that consists of a series of in-person briefings provided by corporate officers on our business operations; operating plans; significant financial, accounting and risk-management matters; corporate governance; ethics; and key policies and practices. The new director receives briefings on the responsibilities, duties and activities of the committees on which the director will initially serve. The new director is also provided the opportunity to visit business units within each of the four business groups and receive briefings from the respective group executive vice president and members of the business unit management team. In addition, to further support directors, the general counsel and chief financial officer periodically provide materials and briefing sessions on subjects that assist directors in discharging their duties. Annually, the Board holds a three-day meeting with our senior management to review and approve the operating plan of each

14     General Dynamics 2014 Proxy Statement

Governance of the Company

of our business units and business groups and the company as a whole. Directors also visit our business units periodically. These visits allow the directors to interact with a broader group of our executives and employees and gain a firsthand view of our operations.

BOARD AND COMMITTEE PERFORMANCE SELF-ASSESSMENTS

Each year the directors undertake a self-assessment for the Board and each committee on which they serve that elicits feedback on the performance and effectiveness of the Board and its committees. As part of this self-assessment, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each committee is asked to consider its role and the responsibilities set forth in the committee charter, the composition of the committee and the committee meetings. The self-assessment responses and comments are compiled by the Corporate Secretary and presented to the Nominating and Corporate Governance Committee for initial review. The responses and comments are presented to each committee and the full Board.

COMMUNICATIONS WITH THE BOARD

Any shareholder or other interested party who has a concern or question about the conduct of General Dynamics may communicate directly with our non-management directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Our employees and other interested parties may also communicate concerns or complaints about our accounting, internal control over financial reporting or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of our ethics officer at the address in the preceding paragraph or at the address in the Standards of Business Ethics and Conduct Handbook provided to all employees. Our employees can call a toll-free helpline number or access the helpline at a web address, each of which is provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee. The Audit Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

RELATED PERSON TRANSACTIONS POLICY

Our Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;

(2)	any person who is known to be a beneficial owner of more than 5% of our voting securities;

(3)	any immediate family member of any of the foregoing persons; or

(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: General Dynamics will be a participant; the amount involved exceeds $120,000; and any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;

(2)	a transaction where the rates or charges are determined by competitive bid; or

(3)

a compensatory arrangement solely related to employment with General Dynamics (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

General Dynamics 2014 Proxy Statement     15

Governance of the Company

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board will consider the best interests of General Dynamics and whether the transaction is fair to the company, is on terms that would be obtainable in an arm’s-length transaction or is pursuant to a company discount program for which the related person is eligible, serves a compelling business reason and any other factors it deems relevant. As a condition to approving or ratifying any related person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transactions with a related person were determined to pose no actual conflict of interest and were approved by the committee pursuant to our related person transactions policy:

•

Henry Crown and Company, an affiliated entity of Mr. Crown, executed contracts in 2013 for the purchase of four new mid-cabin aircraft from our subsidiary, Gulfstream Aerospace Corporation (Gulfstream), at a price of approximately $23 million per aircraft.

•	Mr. Chabraja executed a contract in 2013 for the purchase of one new mid-cabin aircraft from Gulfstream, at a price of approximately $11 million.

DIRECTOR COMPENSATION

We compensate each non-management director for service on the Board of Directors. The Compensation Committee reviews director compensation on an annual basis. In early 2013, at the request of the committee, management reviewed director compensation at peer companies. In support of this review, management engaged Meridian Compensation Partners, LLC (Meridian), to conduct a director compensation survey that included cash retainers, meeting fees, equity compensation and additional director benefits. Meridian provided director compensation data for two peer groups. The first group consisted of the following companies with substantial aerospace or defense revenues:

The Boeing Company	Raytheon Company
Honeywell International Inc.	Rockwell Collins, Inc.
L-3 Communications Holdings, Inc.	Textron Inc.
Lockheed Martin Corporation	United Technologies Corporation
Northrop Grumman Corporation

To assist the Compensation Committee in assessing director compensation practices and trends in the broader industrial base, management also requested director compensation data from Meridian for a larger group of companies comprising the nine companies listed above and 13 additional companies. The companies in the larger group were:

3M Company	International Paper Company
The Boeing Company	Johnson Controls, Inc.
Caterpillar, Inc.	L-3 Communications Holdings, Inc.
Cisco Systems, Inc.	Lockheed Martin Corporation
Deere & Company	Northrop Grumman Corporation
The Dow Chemical Company	Raytheon Company
Emerson Electric Co.	Rockwell Collins, Inc.
Honeywell International Inc.	SAIC, Inc.
Illinois Tool Works Inc.	Textron Inc.
Intel Corporation	Tyco International Ltd.
International Business Machines Corp.	United Technologies Corporation

16     General Dynamics 2014 Proxy Statement

Governance of the Company

In each group, the average sales of the group approximated our sales. The Compensation Committee reviewed the survey data for these two peer groups provided to management by Meridian and, based on this review, recommended no change in director compensation, other than introducing a per diem fee for non-employee directors performing specific projects for the company at the request of the chairman. Accordingly, director compensation for 2013 included the following:

Annual Retainer	$70,000
Lead Director Additional Annual Retainer	$25,000
Committee Chair Additional Annual Retainer	$10,000
Attendance Fees	$3,000 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $3,000 per day for attending strategic or financial planning meetings
Annual Equity Award	Approximately $122,000 on the date of award
Per Diem Fee for Non-Employee Directors Performing Specific Projects for the Company at the request of the Chairman	$10,000

In early 2014, as part of its annual review of director compensation, the Compensation Committee requested that management update its director compensation analysis. Management again engaged Meridian to provide survey data for the peer groups listed above. The committee reviewed the survey data regarding director compensation provided by Meridian and, based on this review, recommended no changes.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any) and attendance fees paid to each director during 2013 are reflected in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2013 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of a restricted stock award and a stock option award.

Information provided in connection with the February 2014 annual review of director compensation showed that $25,000 continued to represent the median of the comparative data for lead director retainers.

In light of the travel required by service on the Board, we also provide each director with accidental death and dismemberment insurance coverage. Payments by General Dynamics for director accidental death and dismemberment insurance premiums are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2013 table.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board of Directors believes that each director should develop a meaningful ownership position in General Dynamics. Therefore, the Board of Directors adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own at least 4,000 shares of our Common Stock. Non-management directors are expected to achieve the target ownership threshold within five years of election to the Board. Each of our directors who has served on the Board for five years or more currently holds more than 4,000 shares of our Common Stock. Management directors are subject to the ownership requirements discussed under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

General Dynamics 2014 Proxy Statement     17

Governance of the Company

DIRECTOR COMPENSATION TABLE

The table below provides total compensation for the last completed fiscal year for each of General Dynamics’ non-management directors serving during the year. The number of shares of restricted stock and the number of shares subject to options awarded to the directors annually are the same for each director.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
Mary T. Barra	$136,000	$60,930	$60,996	$2,140	$260,066
Nicholas D. Chabraja	$443,000	$60,930	$60,996	$4,080	$569,006
James S. Crown	$194,000	$60,930	$60,996	$2,140	$318,066
William P. Fricks	$152,000	$60,930	$60,996	$4,080	$278,006
Paul G. Kaminski	$142,000	$60,930	$60,996	$4,080	$268,006
John M. Keane	$132,000	$60,930	$60,996	$4,080	$258,006
Lester L. Lyles	$139,000	$60,930	$60,996	$2,140	$263,066
James N. Mattis	$38,083	$24,408	$25,375	$613	$88,479
William A. Osborn	$210,000	$60,930	$60,996	$2,140	$334,066
Robert Walmsley	$185,000	$60,930	$60,996	$5,828	$312,754
(a)

Messrs. Fricks and Keane elected to receive 100% of their annual retainer in Common Stock. As a result, they each received 864 shares of Common Stock with a grant date fair value of approximately $70,000. Ms. Barra and Messrs. Lyles and Walmsley elected to receive 50% of their annual retainer in Common Stock. As a result, Ms. Barra and Mr. Lyles received 431 shares of Common Stock with a grant date fair value of approximately $35,000 and Mr. Walmsley received 301 shares of Common Stock with a grant date fair value of approximately $24,000.

(b)

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on February 7, 2014. Restricted stock awards outstanding as of December 31, 2013, for each director were as follows: 2,300 for Ms. Barra; 2,850 for Messrs. Chabraja, Crown, Fricks, Kaminski, Keane, Lyles, Osborn and Walmsley; and 280 for Mr. Mattis.

(c)

The amounts reported in the Option Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on February 7, 2014. Option awards outstanding as of December 31, 2013, for each director were as follows: 16,760 for Ms. Barra; 22,100 for Messrs. Chabraja, Fricks, Lyles, Osborn and Walmsley; 33,200 for Mr. Crown; 9,190 for Mr. Kaminski; 27,650 for Mr. Keane; and 2,500 for Mr. Mattis.

(d)

Amounts listed reflect payments by General Dynamics for accidental death and dismemberment insurance. For Mr. Walmsley, the amount also includes $1,748 for reimbursement of taxes related to payments for accidental death and dismemberment insurance.

18     General Dynamics 2014 Proxy Statement

SELECTION OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee of the Board of Directors has the sole authority to retain the company’s independent auditors and is responsible for the compensation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or related work. The Audit Committee has selected KPMG, an independent registered public accounting firm, as our independent auditors for 2014. KPMG has been retained as the company’s independent auditor since 2002. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor firm. The members of the Audit Committee believe that the continued retention of KPMG to serve as the company’s independent auditor is in the best interests of the company and its shareholders.

Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2014 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as our independent auditors, the Audit Committee will reconsider whether to engage KPMG and may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements for the years 2012 and 2013, and fees billed for other services rendered by KPMG during those years.

	2012	2013
Audit Fees (a)	$19,326,000	$18,980,000
Audit-related Fees (b)	1,680,000	1,795,000
Tax Fees (c)	1,361,000	1,618,000
All Other Fees (d)	30,000	12,000
Total Fees	$22,397,000	$22,405,000

(a)

Audit fees are fees for professional services performed by KPMG for the audit of our consolidated annual financial statements (including the audit of internal control over financial reporting) and review of our consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.

(b)

Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits.

(c)

Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.

(d)	All other fees are primarily related to professional services performed by KPMG for information technology contract compliance, assessment and advisory services.

Auditor Independence. The Audit Committee has considered whether the services rendered by KPMG are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval. The company and the Audit Committee are committed to ensuring the independence of the external auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by the independent auditors. The Audit Committee determines annually whether to approve all audit and permitted non-audit services proposed to be performed by the independent auditors (including an estimate of fees). If other audit or permitted

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Selection of Independent Auditors

non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee. All audit and permitted non-audit services listed above were pre-approved.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

20     General Dynamics 2014 Proxy Statement

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (Securities Act) or the Securities Exchange Act of 1934, as amended (Exchange Act), and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report.

Five directors serve on the Audit Committee:

William P. Fricks, chair James S. Crown Lester L. Lyles	William A. Osborn Robert Walmsley

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (SEC) in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held nine meetings in 2013.

The Audit Committee has reviewed and discussed with management and the company’s independent auditors for 2013, KPMG LLP, an independent registered public accounting firm, the company’s audited consolidated financial statements as of December 31, 2013, and for the year ended on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those consolidated financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required under applicable professional auditing standards and regulations adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the company’s Annual Report on Form 10-K as of and for the year ended December 31, 2013, for filing with the SEC.

This report is submitted by the Audit Committee.

William P. Fricks, chair James S. Crown Lester L. Lyles	William A. Osborn Robert Walmsley

March 4, 2014

General Dynamics 2014 Proxy Statement     21

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our executive compensation as disclosed in this Proxy Statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that emphasizes performance while providing the tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis section beginning on the following page, our Executive Compensation Program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders.

Our Board of Directors, the Compensation Committee and our management team actively sought shareholder feedback about the compensation program in 2013 and have heard the views of our shareholders. As such, we have continued our long-standing effort to improve the compensation program and respond to shareholder concerns and input. We received a disappointing 57% support for our say-on-pay vote in 2013 and 77% in 2012. Following these votes, our shareholders provided us with valuable viewpoints about the program. We made a number of updates this year in response to shareholder feedback and will continue to take shareholder comments into consideration to ensure that our Executive Compensation Program meets the needs of our shareholders and incentivizes our executives to manage the business to maximize shareholder value.

For these reasons, the Board recommends shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the company’s Executive Compensation Program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

22     General Dynamics 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In the Compensation Discussion and Analysis, we describe the details of our Named Executive Officer Executive Compensation Program.

The section is organized as follows:

General Dynamics 2014 Proxy Statement     23

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes the compensation of our Named Executive Officers (NEOs) for 2013 and includes the following individuals:

Name	Title
Phebe N. Novakovic	Chairman and Chief Executive Officer
L. Hugh Redd	Senior Vice President and Chief Financial Officer
David K. Heebner	Executive Vice President, Information Systems and Technology
Mark C. Roualet	Executive Vice President, Combat Systems
John P. Casey	Executive Vice President, Marine Systems

Ms. Novakovic was promoted to Chairman and CEO on January 1, 2013. Prior to her appointment as Chairman and CEO, she served from May 2, 2012 through December 31, 2012 as President and Chief Operating Officer, and from May 1, 2010 through May 1, 2012 as Executive Vice President, Marine Systems. To the extent there are references to Ms. Novakovic’s compensation prior to 2013 in this CD&A, it includes compensation for service in her prior roles.

Effective March 7, 2013, Mr. Heebner was appointed Executive Vice President of the Information Systems and Technology group, and Mr. Roualet succeeded Mr. Heebner as Executive Vice President of the Combat Systems group. Mr. Roualet was previously President of General Dynamics Land Systems.

Mr. Redd served as Senior Vice President and Chief Financial Officer through December 31, 2013.

EXECUTIVE SUMMARY

BUSINESS OVERVIEW

General Dynamics is an aerospace and defense company that offers a broad portfolio of products and services in:

•	Business aviation,

•	Combat vehicles, weapons systems and munitions,

•	Shipbuilding, and

•	Communications and information technology systems and solutions.

We are organized into the following business groups:

GENERAL DYNAMICS
Aerospace	Combat Systems
Information Systems and Technology	Marine Systems

Our management team delivers shareholder returns through disciplined execution on backlog, efficient cash-flow conversion and prudent capital deployment. We operate through four business groups: Aerospace, Combat Systems, Marine Systems, and Information Systems and Technology, with each group led by an executive vice president. Business group performance measures are among the key metrics the Compensation Committee (the Committee) considers when making executive compensation decisions for the NEOs.

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Compensation Discussion and Analysis

COMPANY PERFORMANCE HIGHLIGHTS

Getting Back to Basics.  Ms. Novakovic, upon her appointment as Chairman and CEO, articulated to shareholders and to executives that her focus would be on driving improved performance by returning to what she called a focus on getting “Back to Basics” – margin expansion, cash generation and return on invested capital – all of which occurred in 2013. By highlighting operational effectiveness and cost management, each of the four business groups has shown strong and improving performance in 2013. With no acquisitions in 2013, a significant level of free cash flow was returned to shareholders in the form of dividends and share repurchases. As the financial performance summary below indicates, the company achieved all three Back to Basics goals with a direct, positive result on shareholder value.

Financial Performance Summary.  The company performed well in 2013 with a focus on driving growth in key areas. The following charts show key performance metrics over relevant periods, including particularly strong one-year total shareholder return since Ms. Novakovic became CEO and, with the management team, implemented the Back to Basics approach. Solid long-term stock performance combined with a history of increasing dividends and share buybacks demonstrate a focus on shareholder value, while improving earnings and return on invested capital results reveal good long-term prospects for the business.

Total Shareholder Return*

2011-13

General Dynamics 2014 Proxy Statement     25

Compensation Discussion and Analysis

Dividend Payment History*

Five-Year Dividend Payment History	Percentage Year-Over-Year Dividend Change

*Dividends are paid quarterly

Earnings from Continuing Operations

26     General Dynamics 2014 Proxy Statement

Compensation Discussion and Analysis

Return on Invested Capital**

Free Cash Flow from Operations**

** See the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2014, for a reconciliation of these non-GAAP (generally accepted accounting principles) measures to their most directly comparable GAAP measures.

General Dynamics 2014 Proxy Statement     27

Compensation Discussion and Analysis

COMPONENTS OF NEO COMPENSATION AND ALIGNMENT WITH COMPANY PERFORMANCE

We pay each NEO with three primary forms of executive compensation: base salary, annual incentives and long-term incentives. The annual and long-term incentives are variable depending on achieving specific performance objectives.

Structural Alignment of Pay with Performance.  We demonstrate our commitment to aligning compensation with company performance through the following key elements of the program:

•

Executive compensation is linked strongly to the financial and operational performance of the business. Over 90% of the CEO’s total compensation is at risk, while 80% of the other NEOs’ compensation is at risk. A significant amount of the compensation at risk is delivered through equity: performance restricted stock units (PRSUs), restricted stock and stock options.

•

The Committee requires one of the strictest set of stock ownership guidelines in industry for our NEOs. The current guideline requires our CEO to hold General Dynamics stock with a value equal to 15 times base salary until termination, and other NEOs to hold 10 times base salary.

CEO Compensation Allocation for 2013*	Other NEO Compensation Allocation for 2013*

*Fixed compensation represents base salary, and variable compensation represents annual bonus, performance restricted stock units, restricted stock and stock options.

The following table summarizes the key components of each NEO’s compensation:

Key Components of Pay		Target/Base Amount	Performance Metrics Affecting the Ultimate Value
Base Salary	• Cash	Benchmarked to Peer Median	Fixed compensation to attract and retain NEOs
Annual Incentives	• Cash	Benchmarked to Peer Median	Earnings from Continuing Operations
Free Cash Flow from Operations
Sales
Business Group Performance
Long-Term Incentives	• PRSUs • Restricted Stock • Stock Options	Benchmarked to Peer Median; Indexed to Total Cash Compensation	Long-Term Stock Price
Return on Invested Capital
Performance Metrics that Drive Total Cash Compensation

Employing a Disciplined, Structured Approach to Compensation.  NEO compensation is based on clear, measureable goals related to company and business group performance. Annual bonuses and long-term incentive compensation levels are tied directly to measurable objectives. Ms. Novakovic implemented rigorous scorecards for each of the NEOs to demonstrate a heightened focus on structure and discipline around performance management and compensation. Details of each NEO’s scorecard are included beginning on page 43 of this CD&A.

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Compensation Discussion and Analysis

Linking Pay Levels to the Market.  Each component of our NEO compensation is targeted to the 50th percentile of a core group of aerospace and defense companies with whom we compete for business and executive talent. To the extent either granted or realizable compensation exceeds the median levels, it is attributable to shareholder value-enhancing performance based on achievement of measurable, clearly defined performance goals. We do not benchmark compensation above the median. If the company and business groups exceed their performance goals, actual compensation may exceed the median. Conversely, total compensation can be substantially less than the median for performance that does not meet company or business group goals, and can include no annual bonus and lower equity awards.

Realizable Pay Demonstrates Alignment.  As the following chart demonstrates, Ms. Novakovic’s realizable compensation over three years (a period in which she served both as Chairman and CEO, and in other executive roles) is strongly linked to company performance. The chart shows Ms. Novakovic’s compensation with target and grant-date values on the left bars, and realizable value on the right bars. The line in the chart shows stock performance over the three-year period.

Three-Year CEO Novakovic’s* Granted and Realizable Compensation Relative to Total Shareholder Return (TSR)

*It is important to note that Ms. Novakovic was promoted to Chairman and CEO on January 1, 2013. As such, the three-year realizable pay table includes compensation from years in which Ms. Novakovic did not serve as Chairman and CEO.

For purposes of this analysis, realizable pay includes the following compensation paid in the most recent three years: intrinsic value as of December 31, 2013 of long-term incentive compensation granted (vested or unvested) and actual values of Base Salary, Bonus and All Other Compensation as reported in the Summary Compensation Table. A detailed description of the calculation methodology is on pages 48 and 49 of this Proxy Statement.

General Dynamics 2014 Proxy Statement     29

Compensation Discussion and Analysis

2013 VARIABLE COMPENSATION DRIVERS AND OUTCOMES

Both annual and long-term incentives are based on measurable financial performance metrics. The following summarizes the rigorous company-wide performance targets against actual 2013 performance for certain key financial metrics. Business group performance targets and achievements along with NEO scorecards are described in detail in the Compensation Process section of this CD&A.

Financial Performance Metrics	2013 Target	2013 Actual	2013 Achievement	2012 Actual

Earnings Per Share from Continuing Operations	$6.70/share	$7.03/share	Exceeded	($0.94)/share

Free Cash Flow from Operations	$1.4 billion	$2.7 billion	Exceeded	$2.2 billion

Return on Invested Capital	15.7%	16.6%	Exceeded	(0.4)%

Sales per Employee	$343,000	$338,000	Did not meet	$337,000

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Compensation Discussion and Analysis

2013 SHAREHOLDER OUTREACH AND SAY ON PAY RESPONSE

Our Board of Directors, the Committee and our management team have heard the views of our shareholders, and we have responded to their concerns. We received 57% support for our say-on-pay vote in 2013 and 77% in 2012. In 2013 and early 2014, we engaged with holders of over 60% of our outstanding Common Stock to understand shareholder views on our Executive Compensation Program. Our shareholders provided us with valuable viewpoints about the program. We made a number of updates this year in response to shareholder feedback and will continue to take comments into consideration to ensure that our Executive Compensation Program meets the needs of our shareholders and incentivizes our executives to manage the business to maximize shareholder value. Listed below is the shareholder feedback along with management and the Committee’s action in response to shareholder feedback:

Shareholder Feedback	Company Response
Performance period for PRSU performance metric should be longer than one year	PRSUs will be subject to a three-year performance period instead of a one-year period starting with 2015 grants
Focus on the alignment of compensation with company performance and shareholder value drivers	Implemented scorecards for each NEO with specific, measurable goals used linked to shareholder value creation
Demonstrate a link between executive compensation and performance, and how performance metrics relate to total shareholder return

Enhanced CD&A disclosure to show the connection between the program’s structure and performance (primarily through the use of equity), and by disclosing realizable pay relative to company stock performance

Disclose realizable pay to help shareholders better understand the alignment of compensation with company performance	Added new disclosure showing 3-year realizable pay for the CEO, demonstrating that the program closely aligns executive compensation with company performance
Clarify disclosure regarding specific components of the program	New CD&A disclosure that more clearly discusses each component of compensation and the well-disciplined process used to set and grant compensation
Carefully consider shareholder dilution and annual equity grant, or burn, rate when granting equity compensation

Given the company’s higher use of equity-based compensation in the overall pay mix relative to other companies, the dilution and burn rate is generally slightly higher on a relative basis; the Committee believes this use of equity more closely links executive and shareholder interests

General Dynamics 2014 Proxy Statement     31

Compensation Discussion and Analysis

RECENT PROGRAM CHANGES

The Committee and company management team are continuing to seek to improve the Executive Compensation Program and have made several enhancements to the program over the past several years. With the support of management and the independent compensation consultant, each change was based on the Committee’s independent review of emerging corporate governance practices, feedback from shareholders, and an effort to more closely align executive compensation with company performance.

Compensation Program Change	Description/Rationale
More strongly align long-term incentives with company performance by adjusting mix of equity grants to 75% performance based and adding PRSUs as 25% of the long-term grant	Provides a direct link in the long-term incentive plan to company performance through an important, value-driving metric (return on invested capital) and the stock price
More closely align long-term incentives with long-term company performance by extending the performance period for PRSUs from one year to three years; the change will apply to grants starting in 2015	Provides longer-term connection between the company’s performance and the number of PRSUs granted to executives
Lengthened the term of options from five to seven years	Provides longer-term connection between the compensation program and company stock performance
Introduced NEO performance scorecards	Provides more rigorous and disciplined approach to determining compensation relative to key performance metrics
Adopted clawback policy	Provides recourse for the company to recover compensation that was paid on inaccurately reported financial information due to fraud or intentional illegal conduct
Adopted anti-pledging policy	Prohibits executives and directors from pledging company stock that is directly owned
Froze certain pension plan benefits, including for the NEOs, as of December 31, 2013	Management froze the benefits on December 31, 2013, after stopping the admission of new participants in 2007
Eliminated excise tax gross-ups	Post-2009 Severance Protection Agreements no longer provide for gross-ups on excise taxes upon a change in control
Increased the role of the independent compensation consultant	Assists the Committee and management by providing key insights on executive compensation practices
Limited perquisites	The Committee limited perquisites for executives in 2012 by eliminating club memberships and company cars for NEOs

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Compensation Discussion and Analysis

STRONG, INDEPENDENT COMPENSATION GOVERNANCE AND PRACTICES

The Executive Compensation Program is independently governed by the Committee with the support of company management and an independent compensation consultant. The following are characteristics of the program that demonstrate strong governance of the program:

State-of-the-Art Compensation Governance and Practices

✓	Each component of target pay benchmarked to median of the peer group

✓

Long-term incentive grants are indexed to total cash compensation, tying grant levels to both the: (1) financial and operating performance of the company used to determine annual incentives, and (2) peer group median

✓	No merit pools for base salaries; they are strictly tied to the peer group median

✓	Thoughtfully structured peer group consisting of other aerospace and defense firms, with annual Committee review of the group

✓	The Committee regularly reviews tally sheets and related reports detailing all components of our Executive Compensation Program, including projected potential severance and change in control payouts

✓	Incentive compensation based on scorecards identifying clear, measurable goals with key financial and operational metrics that drive business performance

✓	Market-leading stock ownership requirements of 15 times base salary for the CEO and 10 times for the other NEOs

✓	No employment agreements with NEOs

✓	Directors and management engaged directly with shareholders, and the Committee responded to shareholder concerns

✓	100% independent Compensation Committee

✓	Independent compensation consultant reporting to the Compensation Committee

✓	Double-trigger change-in-control arrangements

✓	Clawback policy

✓	Anti-hedging policy

✓	Anti-pledging policy

✓	Defined benefit plan frozen for NEOs

General Dynamics 2014 Proxy Statement     33

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION GOALS AND OBJECTIVES

The objective of the Executive Compensation Program is to incentivize NEOs to achieve strong operational performance in the current year and to align the interests of each NEO with our shareholders over the longer term. The majority of compensation is equity based, vests over several years and is tied directly to long-term shareholder value creation. Our NEOs have stock ownership requirements from 10 to 15 times base salary, which strengthens their alignment to our shareholders.

General Dynamics’ Executive Compensation Program has been in place for more than 20 years and has been amended, when appropriate, by business and governance requirements. Ms. Novakovic and the Committee will assess the program and amend it as necessary to ensure that it meets the company’s strategic business requirements and the needs of the company’s shareholders.

COMPONENTS OF EXECUTIVE COMPENSATION

Each NEO receives a mix of fixed and variable components of compensation. The following charts summarize the various forms of compensation and demonstrate that over 90% of the CEO’s compensation and 80% of other NEO compensation is variable and tied to company performance.

CEO Compensation Mix	Other NEO Compensation Mix

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Compensation Discussion and Analysis

VARIABLE AND PERFORMANCE-BASED COMPENSATION

Variable, Incentive Compensation

Annual Incentives
Annual Cash Bonus

Long-Term Incentives	Performance Restricted Stock Units (25%)

Restricted Stock (25%)

Stock Options (50%)

The Committee has carefully considered the value drivers of the company and each business group when structuring incentive compensation and has determined to use the following factors and metrics to set compensation for the reasons summarized in the table below. Some of the metrics for the business group executive vice presidents are different, as described below.

Component of Compensation		Setting Target Amounts	Variability Factor/ Performance Metric	Objectives

			Earnings from Continuing Operations	Measures company’s ability to maximize profitability and drive shareholder value

Annual Incentives	• Annual cash bonus	Benchmarked to Peer Group Median	Free Cash Flow from Operations	Measures company’s ability to turn operating earnings into cash flow (operating efficiency)
			Sales	Measures company’s and business groups’ ability to drive revenues

			Business Group Performance	Measures specific performance against pre-determined goals that are unique to each business group

			Stock Price	Measures a key metric experienced directly by shareholders

Long-Term Incentives	• PRSUs • Restricted Stock • Stock Options	Benchmarked to Peer Group Median; Indexed to Total Cash Compensation	Return on Invested Capital	Measures efficient use of capital
			Indexed to Total Cash Compensation	Links long-term incentive grant-size to key company financial metrics, such as earnings, free cash flow, sales, ROIC and business group performance

General Dynamics 2014 Proxy Statement     35

Compensation Discussion and Analysis

ANNUAL INCENTIVE COMPENSATION

NEOs are eligible for an annual cash bonus based on the company’s prior year’s performance and, for NEOs other than the CEO and CFO, that of their business groups. The bonus, which is paid in cash, is designed to place at risk a significant portion of each NEO’s annual compensation. The bonus payout is based on performance against specific, measureable targets discussed in detail below. The Committee believes these metrics are good indicators of not only business group performance but of the company’s overall performance, particularly over the short term, and lead to the creation of long-term value for our shareholders.

LONG-TERM INCENTIVE COMPENSATION

We base long-term incentive grants for each NEO on two factors:

•	The peer group median long-term incentive award (calculated as a multiple of total cash compensation), and

•	Each NEO’s actual total cash compensation for the most recently completed performance year

The rationale for indexing long-term incentive awards to total cash compensation (rather than to base salary, as some other companies do) is that the awards are thereby linked to company and business group performance since total cash compensation includes the 100% performance-linked annual bonus. For example, a year of strong performance will drive a higher annual bonus and total cash compensation and, accordingly, a larger long-term incentive award. Correspondingly, in years when performance is below target, long-term incentive awards are reduced as well.

We award long-term incentive compensation in three forms of equity: performance restricted stock units (25% of award value), restricted stock (25% of award value) and stock options (50% of award value). Each of these forms of equity aligns the NEOs with the company’s shareholders and provides retention incentives through multi-year vesting periods. Performance restricted stock units are further aligned to company performance through a performance measure based on the company’s return on invested capital.

Indexing Total Cash Compensation to Set Long-Term Grant Amount. To ensure that long-term incentive awards are reasonably in line with long-term awards at our peer group companies and reflect the financial performance of the company, we use a multiple of total cash compensation to determine the amount of the equity grant. We base the multiple on survey data for the ratio of long-term incentives to cash compensation that our peer group companies award to their executives in similar positions. Unlike many other companies that determine long-term incentive target amounts as a multiple of base salaries, this approach reflects a direct link to the company’s financial and operational performance because a significant portion of total cash compensation is based on company and business group performance measures.

This structure effectively delivers long-term incentives near the 50th percentile of the peer group when the company and executives achieve target performance goals. Awards can be significantly lower than the median if performance goals are not achieved and as high as an upper limit of the 75th percentile for overachievement.

Long-Term Incentive Compensation Allocation

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Compensation Discussion and Analysis

Performance Restricted Stock Units

Performance Restricted Stock Units (PRSUs) are a form of equity compensation tied to the achievement of specific performance goals and linked to the long-term performance of the company’s stock. This element of executive compensation closely connects executives to the company’s financial and stock performance over the long term. PRSUs at General Dynamics are structured as follows:

•	PRSUs consist of 25% of the target long-term incentive (LTI) grant each year

•

After one year, the number of PRSUs is adjusted upward by as much as two times, or down to zero depending on the company’s achievement of return on invested capital (ROIC) against specific, rigorous, pre-determined performance goals

•	If the number of PRSUs is above zero after the initial performance period, the PRSUs are subject to an additional three-year vesting period, resulting in a total vesting period of four years

•	Beginning with 2015 grants, PRSU grants will be subject to a three-year performance period instead of a one-year period

PRSU Grant = (Total LTI Grant x 25%) x 0 to 200%

The Committee approves challenging PRSU performance targets based on ROIC. In 2012, the NEOs forfeited all of their PRSU awards because the company did not achieve the target ROIC metric of 15.8% (actual ROIC was -0.4%). In 2013, NEOs received 136% of target PRSUs based on ROIC of 16.6%, against a target ROIC of 15.7%.

Restricted Stock

A grant of restricted stock is an award of shares of common stock that cliff vests after four years of service from the grant date. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with General Dynamics. The Committee has determined that the use of cliff vesting (the entire grant vests at once as opposed to ratably over time) on our restricted stock ensures that executives are focused on long-term value creation while supporting the company’s need to attract and retain executives during all market conditions.

Restricted Stock Grant = Total LTI Grant x 25%

During the restriction period, executives may not sell, transfer, pledge, assign, or otherwise convey their restricted shares. Executives are eligible, however, to vote their shares and receive dividend payments and other distributions on our Common Stock when declared by the Board of Directors. Restricted stock awards are service-based, meaning that the executives must remain in the employment of the company during the restriction period in order to receive the shares upon release. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Committee.

No one participant may be granted an award of more than 200,000 shares of restricted stock in any calendar year. In practice, the number of shares of restricted stock granted to the NEOs is well below this share limit.

Stock Options

The Committee grants stock options to align executive interests with shareholder interests for several years into the future. They are granted to incent executives to prudently increase the stock price over the longer term. They serve as both a retention tool and a value driver. Stock options give our NEOs the right to buy a share of our Common Stock in the future at a predetermined exercise price, which is established as the average of the high and low stock price of our Common Stock on the date of award. In 2013, the exercise price for the annual grant of options was $67.70 for each stock option.

Stock Option Grant = Total LTI Grant x 50%

Stock option grant sizes are calculated by multiplying the overall target LTI economic value determined as noted above by the weighting assigned to the stock options component (50% in 2013) and dividing the result by the value of a single option, determined under the Black-Scholes methodology applying the same assumptions used for recognizing option expense in our audited financial statements. These assumptions are set out in Note O to our financial statements contained in our Annual Report. The Black-Scholes formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under Financial Accounting Standards Board ASC Topic 718.

General Dynamics 2014 Proxy Statement     37

Compensation Discussion and Analysis

Stock options vest over two years. Fifty percent of the grant is exercisable after one year and the remainder is exercisable after two years. Our outstanding options granted prior to 2011 expire five years after the grant date. Options granted in 2011 and later expire seven years from the grant date. The Committee determined that a seven-year expiration date would better serve the company’s retention and long-term performance goals by bringing the option exercise date more in line with practices of other companies with whom we compete for talent, and more appropriately mitigating employees’ risk exposure to market volatility.

No one recipient may be granted an award of options to purchase more than one million shares of Common Stock in any calendar year. In practice, the number of shares underlying stock option awards granted to the NEOs is well below this share limit. As with restricted stock and PRSU awards, NEOs who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Committee. Our equity compensation plan prohibits the repricing of stock options without the approval of shareholders.

FIXED COMPENSATION AND BENEFITS

Base Salary

We pay executives an annual salary in cash that is benchmarked to the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on survey data. Salaries are reviewed annually, and increases, when they occur, are driven by changes in the market. We believe that organizations that perform well over the long term, like General Dynamics, make an effort to pay salaries at or near the market median and create opportunities for executives to earn above median compensation through bonus and equity incentives that are awarded based on performance relative to challenging and clear performance goals. The goal of our base salary is to provide a competitive, fixed rate of cash compensation. It is important to note that there is no annual merit pool for NEO base salaries at General Dynamics. Rather, base salaries are strictly benchmarked to the median of the peer group and could be fixed for several years if peer businesses do not grow or if market competitive levels stagnate or contract.

Benefits

General Dynamics-provided benefits are an important tool used to attract and retain outstanding executives. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive and support the overall needs of our employees. The company makes available medical, dental, life insurance and disability coverage to all of the NEOs. NEOs can select the level of coverage appropriate for their circumstances. The company also provides NEOs group life insurance coverage worth two times base salary and 50% long-term disability.

Company-Sponsored Retirement Plans

We provide retirement plans to our eligible employees, including the eligible NEOs, through a combination of qualified and non-qualified plans. Following is a description of the retirement plans in which the NEOs participate:

Defined-Benefit Retirement Plan.  Each NEO participates in a company-sponsored defined-benefit plan called the General Dynamics Salaried Retirement Plan. The Salaried Retirement Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan. It was amended effective January 1, 2007, to exclude any employee initially hired after that date. The benefit formula under the Salaried Retirement Plan for employees hired before December 31, 2006, is 1.0% times a participant’s highest final average pay multiplied by years of service earned on and after January 1, 2007, plus 1.3333% times a participant’s highest final average pay prior to January 1, 2011, multiplied by years of service earned prior to January 1, 2007. The plan was further amended in January 2013 to freeze benefits as of December 31, 2013, under the plan for employees at our corporate headquarters, including the NEOs. The benefit under the plan is payable as a life annuity. An NEO’s base salary and cash bonus are used to calculate retirement benefits. The company makes contributions to the Salaried Retirement Plan through payments into a trust fund from which the benefits are paid.

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Compensation Discussion and Analysis

Supplemental Retirement Plan.  The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code ($250,000 in 2012 and $255,000 in 2013). To provide a benefit calculated on compensation in excess of this compensation limit, the company provides eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations of General Dynamics. Each NEO participates in the Supplemental Retirement Plan.

401(k) Plan.  Each NEO is eligible to participate in the General Dynamics Corporation 401(k) Plan, a tax-qualified defined contribution retirement plan. Each NEO is eligible to make before-tax contributions and receive company matching contributions under the 401(k) Plan. During 2013, the 401(k) Plan provided for a company-matching contribution of (1) 100% on before-tax contributions up to the first 3% of a participant’s eligible pay and (2) 50% on before-tax contributions on the next 3% of a participant’s eligible pay. Our matching contributions during 2013 for the NEOs are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 51 of this Proxy Statement.

Supplemental Savings Plan.  The company provides a Supplemental Savings Plan to key employees, including each NEO. The purpose of the Supplemental Savings Plan is to allow key executives to defer salary and receive matching contributions on compensation in excess of the compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. Matching contributions during 2013 for the NEOs are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 51 of this Proxy Statement.

Other Retiree Benefits.  Eligible key executives throughout the company, including the NEOs, can purchase group term life insurance prior to retiring of up to two times their base pay. For executives who retire early (prior to age 65), we pay for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. For early retirees who elect coverage in excess of one-half of base pay they will pay monthly premiums for the additional coverage. For executives retiring at or after age 65, we pay for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25% of the coverage in effect at the time of retirement.

Perquisites

We continue to offer only perquisites that the Committee believes are reasonable yet competitive in attracting and retaining a strong executive team. The company provides perquisites to key executive officers, including the NEOs, for purposes of recruiting, retention and security.

We provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. As a reasonableness test, we compare these perquisites to generally accepted corporate practices. Our policy is to not reimburse executive officers for personal taxes owed by them resulting from their receipt of perquisites.

The perquisites provided to our NEOs in 2013 were: financial planning and tax preparation services, physical examinations, home security systems, personal liability and supplemental accidental death and dismemberment insurance, relocation services, and the personal use of automobiles owned or leased by the company. In addition, personal use of our aircraft was provided only to our chairman and chief executive officer as required by the Board to help ensure her security and accessibility. In February 2013, management proposed and the Committee approved the elimination of leased cars to NEOs, with any existing leases to be terminated no later than December 31, 2014.

We have provided additional information on perquisites in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 51 of this Proxy Statement.

General Dynamics 2014 Proxy Statement     39

Compensation Discussion and Analysis

POTENTIAL SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

The company has entered into change in control agreements, also known as severance protection agreements, with each of the NEOs. The company believes that these agreements are an important tool for recruiting and retaining highly qualified executives. The agreements are structured to protect the interests of shareholders by including a “double-trigger” mechanism that results in a severance payout only when:

•	A change in control is consummated, and

•	The executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving General Dynamics. The Committee evaluates and reviews payment and benefit levels under the change in control agreements regularly. These reviews support the view that the agreements are consistent with the practices of our peer group companies. The form of severance protection agreement for NEOs appointed after April 2009 excludes any provision for reimbursement of excise taxes that may become due upon a change in control.

Payments and benefits provided to NEOs pursuant to the change in control agreements are described in the Potential Payments upon Termination or Change in Control section beginning on page 59 of this Proxy Statement.

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Compensation Discussion and Analysis

THE COMPENSATION PROCESS

The Committee, with the support of independent compensation consultants and company management, handles the development and implementation of the Executive Compensation Program. The Committee has designed and implemented an Executive Compensation Program that is structured to:

•	Align executive compensation with shareholder value creation while not encouraging executives to take excessive business risks

•	Ensure retention and growth for executives in a competitive environment

•	Compensate executives subject to clear and challenging performance metrics

The Committee objectives are achieved through the use of both short-term and long-term incentives. The company currently targets the median pay of our peers as further discussed in detail below. In addition, through the annual bonus plan, the NEOs are rewarded for achieving annual company and business group goals.

SETTING COMPENSATION LEVELS AND EVALUATING PERFORMANCE

Setting compensation for NEOs is a 16-month process that begins in the fall of each year when senior management establishes company operating goals for the coming year. The business plans are presented to the chairman and chief executive officer annually in November. The chairman, in consultation with the chief financial officer and the executive vice presidents, establishes the business group operating goals and the company operating plan for the coming year based on those business group plans. At a three-day Board meeting in the first quarter of each year, the NEOs present their plans to the Board of Directors. The Board then reviews, adjusts where appropriate, and approves the business group operating goals and adopts our company operating plan for the year. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reports given by the chief financial officer and the executive vice presidents.

The Committee reviews performance beginning the following January. At that time, the chairman and chief executive officer, the chief financial officer and the executive vice presidents assess the performance of the business groups and the company compared with the operating plan goals adopted the prior year. The chairman and chief executive officer along with senior management report the results of that assessment to the Board of Directors at a meeting in the first quarter of the year. Following these reports, the chairman and chief executive officer, after consultation with senior management, undertakes an initial discussion with the Committee regarding executive compensation for the year. The Committee convenes in early March to review and approve final executive compensation proposals. At this meeting, the chairman and chief executive officer provides the Committee with a performance assessment of each NEO (other than herself) against pre-determined goals. The Committee reviews, refines and approves compensation for the chairman and chief executive officer in executive session at the March meeting.

The Committee bases compensation on the clearly defined and disclosed performance goals described in this Proxy Statement. However, the Committee retains the right and ability to assess achievement and degree of difficulty on an after-the-fact basis, and to adjust compensation awards up or down based on their judgment.

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Compensation Discussion and Analysis

PEER GROUP AND BENCHMARKING TO THE MARKET

Each year, the Committee, with support from an independent compensation consultant and survey data from Aon Hewitt, identifies a core group of companies that are, in comparison to General Dynamics:

•	In similar industries and where General Dynamics competes for business (aerospace and defense)

•	Likely sources of (or destinations for) executive talent

•	Reasonably comparable in size, as measured by revenues

•	Reasonably similar in organizational structure and complexity

•	Generally comparable in compensation practices to General Dynamics

After selecting the peer companies, the Committee considers the median levels (the 50th percentile) of the following when setting each component of compensation, including: (1) base salaries, (2) total cash compensation and (3) ratios of long-term incentives to annual cash compensation. The ratio of long-term incentives to annual cash compensation is used to determine the grant-date economic value of long-term incentive grants, before the long-term awards are adjusted for performance through the ROIC adjustment on performance restricted stock units. If individual salaries, total cash compensation or the ratio used to set long-term grants results in above-median payouts, it is because of outstanding company or executive performance.

The companies in the core peer group for 2013 are listed below. General Dynamics’ CEO compensation was targeted to the      median of the peer group, while the company was near the median of the peer group as measured by revenue.

Peer Group Companies
The Boeing Company
Honeywell International Inc.
L-3 Communications Holdings, Inc.
Lockheed Martin Corporation
Northrop Grumman Corporation
Raytheon Company
Rockwell Collins, Inc.
Textron Inc.
United Technologies Corporation

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Compensation Discussion and Analysis

NEO PERFORMANCE METRICS AND TARGETS FOR 2013

The following scorecards demonstrate each NEO’s goals and objectives for the year and performance against those goals and objectives. There is a scorecard for the CEO, CFO and each NEO who leads one of the four General Dynamics business groups.

GENERAL DYNAMICS
Aerospace	Combat Systems

• Gulfstream Aerospace • Jet Aviation	• European Land Systems • Land Systems • Ordnance and Tactical Systems
Information Systems and Technology	Marine Systems

• Advanced Information Systems • C4 Systems • Information Technology	• Bath Iron Works • Electric Boat • NASSCO

Chairman and CEO

Performance Metric	Weighting	2013 Target	2013 Actual
EPS from Continuing Operations	35%	$6.70/share	Exceeded goal - $7.03/share
Free Cash Flow from Operations	35%	$1.4 billion	Exceeded goal - $2.7 billion
Sales per Employee	15%	$343,000	Did not meet goal - $338,000
Corporate Headquarters Costs	15%	5% reduction	Exceeded goal - >5% reduction

Senior Vice President and Chief Financial Officer

Performance Metric	Weighting	2013 Target	2013 Actual
EPS from Continuing Operations	30%	$6.70/share	Exceeded goal - $7.03/share
Free Cash Flow from Operations	35%	$1.4 billion	Exceeded goal - $2.7 billion
Non-Operating Performance	15%	Maximize return on sales by minimizing taxes and interest expense	Met goal
Headquarters Cost Control	15%	Operate Finance Department at cost below 2012 actuals	Exceeded goal
Continuous Improvement	5%	Train finance professionals and implement lean six sigma	Exceeded goal

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Compensation Discussion and Analysis

Executive Vice President, Information Systems and Technology

Performance Metric	Weighting	2013 Target	2013 Actual
EPS from Continuing Operations	30%	$6.70/share	Exceeded goal - $7.03/share
Business Group Financial Metrics
Operating Earnings	30%	$740 million*	Exceeded goal - $813 million*
After-Tax Cash Flow	30%	17.2%**	Exceeded goal by 73%
Overhead as a Percentage of Sales	10%	Reduce from 2012 actuals	Exceeded goal by 230 basis points

  * Excludes results of the group’s United Kingdom business that was restructured during the year and which the Committee did not include in determining   Mr. Heebner’s compensation.

  ** Percentage of aggregate cash flow for all business groups

Executive Vice President, Combat Systems

Performance Metric	Weighting	2013 Target	2013 Actual
EPS from Continuing Operations	30%	$6.70/share	Exceeded goal - $7.03/share
Business Group Financial Metrics
Operating Earnings	30%	$1.0 billion	Did not meet goal - $991 million*
After-Tax Cash Flow	30%	39.9%**	Did not meet goal - <39.9%
Continuous Improvement	10%	$200 million	Exceeded goal - $348 million

  * Excludes the effects of market events that were not anticipated at the time the target was set and were beyond the control of the business. This change had minimal   impact on the payout and did not result in achievement of the target.

  ** Percentage of aggregate cash flow for all business groups

Executive Vice President, Marine Systems

Performance Metric	Weighting	2013 Target	2013 Actual
EPS from Continuing Operations	30%	$6.70/share	Exceeded goal - $7.03/share
Business Group Financial Metrics
Operating Earnings	30%	$629 million	Exceeded goal - $666 million
After-Tax Cash Flow	35%	17.5%*	Exceeded goal by 65%
Cost Reduction and Reengineering	5%	$95 million	Exceeded goal - >$95 million

  * Percentage of aggregate cash flow for all business groups

Based upon the NEOs’ performance as reflected in these scorecards, the Committee granted bonuses that resulted in total cash compensation slightly above the median of the peer group for Ms. Novakovic and Messrs. Heebner and Casey and somewhat below the median for Messrs. Redd and Roualet.

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Compensation Discussion and Analysis

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Committee’s charter provides that the Committee has sole authority to engage the services of an independent compensation consultant and approve fees paid to the consultant by the company. The Committee engaged PricewaterhouseCoopers LLP (PwC) as an independent compensation consultant to provide advice on executive compensation matters. The Committee found that PwC provided important perspectives about the market for executive compensation, peer company analysis and selection, the levels and structure of the compensation program, and compensation governance.

In early 2013 and again in early 2014, the Committee, after reviewing the factors influencing independence (as specified by the New York Stock Exchange listing standards) including the fees paid by the company to PwC for other services, engaged PwC for compensation consulting services. PwC is also available to provide advice to the chairman of the Committee or the Committee as a whole on executive compensation matters on an as-needed basis. PwC attends Committee meetings upon the request of the Committee’s chair and may also provide observations and insights to the Committee related to the amount or form of compensation for our executives.

During 2013, at the Committee’s request, PwC performed the following specific services:

•	Attended all Committee meetings

•	Accompanied the Committee chair to visit investors during investor engagement meetings

•	Provided regulatory education session with the Committee

•	Assisted with the Committee’s annual charter review

•	Conducted analyses of clawback policies

•	Provided information relating to executive compensation matters, including proposed changes to the company’s long-term incentive programs for 2013 and share utilization and pay mix

•	Reviewed compensation-related disclosures in the company’s 2013 proxy statement

In 2013, the chair of the Committee approved fees of approximately $126,000 to PwC in its capacity as external advisor to the Committee. Fees were higher in 2013 compared to 2012 due to PwC’s increased support of the Committee, including support provided for the Committee chair’s shareholder engagement efforts on executive compensation matters and resulting program enhancements considered by the Committee. Management neither made, nor recommended, the decision to engage PwC. The PwC group providing compensation services to the Committee reports directly to the chair of the Committee and is not involved in providing any other services to the company. During 2013, the company retained PwC to provide services to the company unrelated to executive compensation, including tax and other business-related services. The aggregate fees paid for those services in 2013 were approximately $3 million. In February 2014, the Committee undertook an assessment of PwC’s services for the Committee and the company as well as other factors influencing independence (as specified by the New York Stock Exchange listing standards) and determined that no conflict of interest exists. The Committee further concluded that PwC is independent of management as a consultant and is duly qualified to assist the Committee.

Additionally, the company engaged Pearl Meyer & Partners (PM&P) in 2013 to assist with the development of both a clawback policy and an anti-pledging policy. We expect that PM&P will continue as management’s compensation consultant to advise the chairman and CEO on compensation matters.

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Compensation Discussion and Analysis

OTHER CONSIDERATIONS

STOCK OWNERSHIP GUIDELINES

Our stock ownership and retention guidelines are among the most stringent of public companies, based on data that we have analyzed from the Center On Executive Compensation and Equilar, Inc. Stock ownership guidelines strongly align the interests of management with the interests of shareholders because executives become shareholders with a considerable investment in General Dynamics.

Stock Ownership Guidelines
CEO	15x*
NEOs (other than CEO)	10x*

*Base salary, through termination from company or until no longer a corporate officer

Our stock ownership and retention guidelines preclude NEOs from selling shares of common stock until they own shares with a market value ranging from 10 to 15 times their base salary. Shares held outright, unreleased shares of restricted stock, PRSUs and shares (or share equivalents) held through our 401(k) plans are counted for purposes of meeting the ownership guidelines.

When exercising options, executives who have not yet met the ownership guideline may sell shares acquired upon exercise to cover transaction costs and taxes and are expected to hold any remaining shares until the guidelines are met. Similarly, shares received upon release of restricted stock and PRSUs may not be sold until the ownership guidelines are met. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. The stock ownership and retention guidelines are reviewed annually by the Committee.

Anti-Hedging and Anti-Pledging Policies.  The company has had a longstanding policy in place that prohibits all directors and executive officers from hedging company securities. In 2014, the Committee adopted a policy prohibiting all directors and officers from pledging company securities that they own directly.

CLAWBACK POLICY

In 2014, the company adopted an executive compensation recoupment policy, or “clawback policy,” which applies to certain executive officers of the company (referred to as the covered executive officers), including the NEOs. In the event of a restatement of our financial results due to a covered executive officer engaging in fraud or intentional illegal conduct, the result of which is that any covered equity or other performance-based compensation paid to that covered executive officer would have been a lower amount had it been calculated based on such restated results, the Committee will have the authority to recover any excess compensation that was awarded to that covered executive officer. In determining the excess compensation, the Committee will take into account its good faith estimate of the value of awarded and actual compensation that may have been affected by the restatement and the events leading to it. This includes all performance-based cash incentives and equity-based grants which may have vested or been exercised during the period in question.

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Compensation Discussion and Analysis

MONITORING DILUTION AND ANNUAL EQUITY USAGE

The Committee is focused on using equity to compensate executives in a manner that links executive and shareholder interests while focusing on the overall dilutive effect of that equity. The Committee considers the need to attract, motivate and retain the executive talent required to execute the business strategy and achieve operational excellence, as well as the desire to grant equity to executives within the individual business groups and individual business units across the organization. The Committee also actively monitors the level of equity dilution when granting equity-based compensation in several important ways:

•

Dilution is calculated as the aggregate amount of outstanding equity awards (PRSUs, restricted stock and stock options), plus shares approved by shareholders and reserved for future grants, divided by total shares outstanding

•	Burn rate is calculated by the number of PRSUs, restricted shares and stock options granted in a single year to all directors and employees, divided by total shares outstanding

Our dilution percentage at the end of 2013 was approximately 10.9% on a fully diluted basis. This was comprised of 5.8% reflecting outstanding grants and 5.1% representing shares reserved and available for future grants. Our three-year average burn rate was 2.1%, calculated on a fully diluted basis.

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Compensation Discussion and Analysis

REALIZABLE PAY TABLES

Our shareholders have indicated that realizable pay disclosure would provide a helpful tool in assessing the alignment of pay and performance at the company. For purposes of helping our shareholders see the strong alignment of pay and performance in our Executive Compensation Program, we are showing a comparison of Ms. Novakovic’s: (1) grant-date total compensation over three years with realizable pay; and (2) long-term incentive compensation over three years with realizable pay.

Realizable pay reflects the amount of compensation granted over the last three years based upon a value as of December 31, 2013, if all stock options, restricted stock and PRSUs were fully vested. The elements of compensation are described in detail in the tables below.

The following two tables show the target/granted and realizable compensation numbers used to calculate the realizable pay table on page 29 of this CD&A:

CEO Target/Granted Compensation Amounts for Realizable Pay Calculation*

Component of Compensation	Target/Granted	2011 Executive VP	2012 President and COO	2013 Chairman and CEO
Base Salary	Annual base salary as reported in the Summary Compensation Table	$620,000	$944,166	$1,500,000
Annual Bonus	Target bonus opportunity (median of peer group)	$850,000	$2,000,000	$4,000,000
Stock Options	Grant Date Fair Value of all options granted 2011-2013	$1,519,928	$1,702,324	$6,479,720
Restricted Stock	Grant Date Fair Value of all restricted stock awards granted 2011-2013	$760,070	$849,720	$3,240,122
Performance Restricted Stock Units	Grant Date Fair Value of all performance restricted stock units granted 2011- 2013	N/A	$849,720	$3,240,122
All Other Compensation	As reported in the Summary Compensation Table	$81,794	$64,556	$309,146
TOTAL		$3,831,792	$6,410,486	$18,769,110

*Ms. Novakovic served as Chairman and CEO beginning on January 1, 2013. As such, to the extent this table covers Ms. Novakovic’s compensation prior to 2013, it is for compensation in her prior roles.

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Compensation Discussion and Analysis

CEO Realizable Compensation Amounts for Realizable Pay Calculation*

Component of Compensation	Realizable	2011 Executive VP	2012 President and COO	2013 Chairman and CEO
Base Salary	Annual base salary as reported in the Summary Compensation Table	$620,000	$944,166	$1,500,000
Annual Bonus	Actual annual bonus as reported on the Summary Compensation Table	$850,000	$2,000,000	$4,000,000
Stock Options	Intrinsic value** as of December 31, 2013 of any outstanding options granted 2011-2013	$2,014,269	$3,293,904	$20,414,050
Restricted Stock	Restricted stock granted 2011-2013 multiplied by December 31, 2013 stock price	$970,788	$1,159,022	$4,573,023
Performance Restricted Stock Units	Outstanding performance restricted stock units granted 2011-2013 based on stock value as of December 31, 2013	N/A	$0	$6,380,455
All Other Compensation	As reported in the Summary Compensation Table	$81,794	$64,556	$309,146
TOTAL		$4,536,851	$7,461,648	$37,176,674

*Ms. Novakovic served as Chairman and CEO beginning on January 1, 2013. As such, to the extent this table covers Ms. Novakovic’s compensation prior to 2013, it is for compensation in her prior roles.

**Intrinsic value of equity is defined for purposes of this calculation as the difference between the stock price on the grant date and on the calculation date (December 31, 2013).

COMPENSATION AND RISK MANAGEMENT

With the support of management and the independent compensation consultant, the Committee evaluates the company’s overall risk profile relative to the incentive components of compensation to ensure that NEOs are not overly incentivized to focus on short-term stock performance. The use of long-term equity incentive awards as a significant portion of total direct compensation and robust stock ownership guidelines are structured to ensure management is focused on the long-term and not incentivized to take excessive risk.

TAX CONSIDERATIONS

As part of the annual compensation review process, the Committee considers the implications of Section 162(m) of the Internal Revenue Code, which is a provision that precludes the company from taking a tax deduction for individual compensation in excess of $1 million. The Committee also considered the exemptions to the $1 million limit, which are also provided in Section 162(m), including the exemption for “performance-based compensation” as defined in Section 162(m). The Committee has not adopted a policy that any particular amount of compensation must be deductible to the company under Section 162(m), and believes that while tax deductibility is important and should be exercised where possible, it is also important to have flexibility to design a program that best serves the company, shareholders and NEOs.

General Dynamics 2014 Proxy Statement     49

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards – restricted stock, performance restricted stock units and stock options – and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For our eligible named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to General Dynamics or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

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Executive Compensation

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total
Phebe N. Novakovic Chairman and Chief Executive Officer	2013 2012 2011	$1,500,000 944,166 620,000	$4,000,000 2,000,000 850,000	$6,480,244 1,699,440 760,070	$6,479,720 1,702,324 1,519,928	$263,963 477,286 243,089	$309,146 64,556 81,794	$19,033,073 6,887,772 4,074,881
L. Hugh Redd (e) Senior Vice President and Chief Financial Officer	2013 2012 2011	$790,000 781,250 755,000	$700,000 500,000 1,000,000	$934,260 1,298,063 823,658	$936,686 1,297,901 1,648,258	$961,266 943,319 514,581	$88,706 75,349 100,453	$4,410,918 4,895,882 4,841,950
David K. Heebner Executive Vice President, Information Systems and Technology	2013 2012 2011	$696,250 680,000 658,750	$1,000,000 905,000 905,000	$1,583,534 1,271,079 794,482	$1,284,364 1,272,650 1,589,258	$79,901 333,812 207,154	$80,636 84,020 206,516	$4,724,685 4,546,561 4,361,160
Mark C. Roualet Executive Vice President, Combat Systems	2013	$612,500	$630,000	$1,320,059	$1,319,907	$—	$394,369	$4,276,835
John P. Casey Executive Vice President, Marine Systems	2013	$652,500	$875,000	$1,236,202	$1,235,744	$—	$69,467	$4,068,913
(a)	Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual payments are made in the succeeding year.
(b)

The amounts reported in the Stock Awards and the Option Awards columns reflect aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be recognized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on February 7, 2014. Stock Awards include awards of restricted stock and performance restricted stock units (PRSUs). The maximum grant date value of 2013 PRSUs for each named executive officer, which assumes a 200% maximum payout, is $6,480,244 for Ms. Novakovic; $934,260 for Mr. Redd; $1,283,592 for Mr. Heebner; $1,320,059 for Mr. Roualet; and $1,236,202 for Mr. Casey.

(c)

The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executive participates. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. For Messrs. Roualet and Casey, negative changes in pension value were excluded from this column for 2013 in the amount of $(38,276) and ($24,879), respectively. In addition, following his retirement Mr. Redd will receive additional age and service credit pursuant to his retirement agreement discussed on page 61.

(d)

All Other Compensation includes the following items: (1) amounts reimbursed for the payment of taxes; (2) amounts contributed by General Dynamics under the 401(k) Plan and allocations to the Supplemental Savings Plan; (3) payments for term life insurance; and (4) noncash items provided to executive officers. Amounts reimbursed for the payment of taxes associated with a company-provided dining room benefit for 2013 were as follows: Ms. Novakovic – $3,889; Mr. Redd – $4,002; Mr. Heebner – $3,710; Mr. Roualet – $1,611; and Mr. Casey – $4,148. All employees at our corporate headquarters receive this dining room benefit and associated tax reimbursement. The amount reimbursed for the payment of taxes associated with Mr. Roualet’s relocation was $71,111. Amounts contributed by General Dynamics to the 401(k) Plan and allocations by General Dynamics to the Supplemental Savings Plan for 2013 were as follows: Ms. Novakovic – $49,500; Mr. Redd – $35,550; Mr. Heebner – $30,825; Mr. Roualet – $21,250; and Mr. Casey – $27,000. Payments for term life insurance for 2013 were as follows: Ms. Novakovic – $15,480; Mr. Redd – $9,166; Mr. Heebner – $18,199; Mr. Roualet – $6,153; and Mr. Casey – $7,943. Noncash items (perquisites) provided to named executive officers in 2013, which for one or more named executive officers is in the aggregate equal to or greater than $10,000, were as follows: financial planning and tax preparation services; home security systems; personal liability and supplemental accidental death and dismemberment insurance; personal use of automobiles owned or leased by the company; relocation; and, solely for the chairman and chief executive officer, personal use of company aircraft. Perquisites that exceeded the greater of $25,000 or 10% of the total amount of perquisites were as follows: Ms. Novakovic—$30,211 relates to security system; and Mr. Roualet—$277,551 relates to relocation. The aggregate incremental cost to the company for the provision of home security systems represents the amounts paid by the company to third parties for the installation, servicing and monitoring of the systems. The aggregate incremental cost to the company for relocation represents moving expenses, temporary housing and home buyout. The aggregate incremental cost to General Dynamics for Ms. Novakovic’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Ms. Novakovic’s security and accessibility, was $165,853. The aggregate incremental cost to General Dynamics of personal use of aircraft owned by the company is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight.

(e)	Mr. Redd retired from the company effective December 31, 2013.

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Executive Compensation

2013 EQUITY-BASED AWARDS

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock, PRSUs and stock options. The following table provides information on the equity awards in 2013 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, PRSUs and stock options, the exercise price of the stock options, the closing price of our Common Stock on the date of grant and the grant date fair value of the equity awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of our Common Stock on the date of the grant, not the closing price, to value the restricted stock and PRSUs and set the exercise price for stock options.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

Name	Grant Date	Date of Compensation Committee Action	Estimated Possible Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (b)	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards (c)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards (d)
			Threshold	Target	Maximum
Phebe N. Novakovic	3/6/2013	3/5/2013	0	47,860	95,720	47,860	—	—	—	$6,480,244
	3/6/2013	3/5/2013	—	—	—	—	733,000	$67.70	$67.68	6,479,720
L. Hugh Redd	3/6/2013	3/5/2013	0	6,900	13,800	6,900	—	—	—	$934,260
	3/6/2013	3/5/2013	—	—	—	—	105,960	$67.70	$67.68	936,686
David K. Heebner	3/20/2013	3/20/2013	—	—	—	4,280	—	—	—	$299,942
	3/6/2013	3/5/2013	0	9,480	18,960	9,480	—	—	—	1,283,592
	3/6/2013	3/5/2013	—	—	—	—	145,290	$67.70	$67.68	1,284,364
Mark C. Roualet	3/20/2013	3/20/2013	0	5,670	11,340	5,670	—	—	—	$794,707
	3/20/2013	3/20/2013	—	—	—	—	68,650	$70.08	$69.74	794,281
	3/6/2013	3/5/2013	0	3,880	7,760	3,880	—	—	—	525,352
	3/6/2013	3/5/2013	—	—	—	—	59,460	$67.70	$67.68	525,626
John P. Casey	3/6/2013	3/5/2013	0	9,130	18,260	9,130	—	—	—	$1,236,202
	3/6/2013	3/5/2013	—	—	—	—	139,790	$67.70	$67.68	1,235,744
(a)

These amounts relate to PRSUs granted in 2013. Each PRSU represents the right to receive a share of Common Stock upon release of the PRSU. The exact number of PRSUs that may be earned is determined based upon a performance metric set by the Compensation Committee, which for 2013 grants was the company’s return on invested capital for 2013, and can range from 0 to 200% of the PRSUs originally awarded. Dividend equivalents accrue on PRSUs during the performance period and are subject to the same vesting conditions based upon performance. Following the one-year performance period, PRSUs remain subject to continuous service requirements and are released approximately four years from the original grant date.

(b)	These amounts relate to shares of restricted stock that are released approximately four years after the grant date, subject to continuous service requirements.
(c)	The exercise price for stock options is the average of the high and low stock price of our Common Stock on the date of grant.
(d)	For PRSUs, the grant date fair value is calculated based upon the target payout amount.

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OPTION EXERCISES AND STOCK VESTED

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2013. As explained in the Compensation Discussion and Analysis section, we require officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position in General Dynamics. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of General Dynamics. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Phebe N. Novakovic	180,166	$6,493,636	15,490	$1,095,608
L. Hugh Redd	230,560	$8,397,643	19,580	$1,384,893
David K. Heebner	204,256	$4,796,842	14,960	$1,058,121
Mark C. Roualet	42,904	$1,400,141	6,670	$471,769
John P. Casey	1,360	$18,462	7,150	$505,720

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Executive Compensation

OUTSTANDING EQUITY AWARDS

The following table provides information on outstanding stock option and stock awards held by the named executive officers as of December 31, 2013. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested). For restricted stock and PRSUs, the market value is based on the closing price of the company’s Common Stock on December 31, 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested (b)	Market Value of Shares of Stock or Units That Have Not Vested
Phebe N. Novakovic					146,256	$13,974,761
	—	733,000	$67.70	3/5/2020
	19,750	19,750	67.90	5/1/2019
	44,860	44,860	71.01	3/6/2019
	97,120	—	74.81	3/1/2018
	10,400	—	77.33	4/29/2015
	79,140	—	73.49	3/2/2015
L. Hugh Redd					47,117	$4,502,043
	—	105,960	$67.70	3/5/2020
	48,830	48,830	71.01	3/6/2019
	105,320	—	74.81	3/1/2018
	100,740	—	73.49	3/2/2015
David K. Heebner					56,417	$5,390,644
	—	145,290	$67.70	3/5/2020
	47,880	47,880	71.01	3/6/2019
	101,550	—	74.81	3/1/2018
Mark C. Roualet					34,815	$3,326,573
	—	68,650	$70.08	3/19/2020
	—	59,460	67.70	3/5/2020
	19,450	19,450	71.01	3/6/2019
	40,780	—	74.81	3/1/2018
	38,240	—	73.49	3/2/2015
John P. Casey					35,249	$3,368,042
	—	139,790	$67.70	3/5/2020
	9,900	9,900	67.90	5/1/2019
	18,845	18,845	71.01	3/6/2019
	38,920	—	74.81	3/1/2018
	37,040	—	73.49	3/2/2015
(a)

Of the 733,000 stock options held by Ms. Novakovic with an exercise price of $67.70, 366,500 became exercisable on March 6, 2014, and 366,500 will become exercisable on March 6, 2015. The 19,750 stock options held by Ms. Novakovic with an exercise price of $67.90 will become exercisable on May 2, 2014. The 44,860 stock options with an exercise price of $71.01 became exercisable on March 7, 2014. Of the 105,960 stock options held by Mr. Redd with an exercise price of $67.70, 52,980 became exercisable on March 6, 2014, and 52,980 will become exercisable on March 6, 2015. The 48,830 stock options held by Mr. Redd with an exercise price of $71.01 became exercisable on March 7, 2014. Of the 145,290 stock options held by Mr. Heebner with an exercise price of $67.70, 72,645 became exercisable on March 6, 2014, and 72,645 will become exercisable on March 6, 2015. The 47,880 stock options held by Mr. Heebner with an exercise price of $71.01 became exercisable on March 7, 2014. Of the 68,650 stock options held by Mr. Roualet with an exercise price of $70.08, 34,325 will become exercisable on March 20, 2014, and 34,325 will become exercisable on March 20, 2015. Of the 59,460 stock options held by Mr. Roualet with an exercise price of $67.70, 29,730 became exercisable on March 6, 2014, and 29,730 will become exercisable on March 6, 2015. The 19,450 stock options with an exercise price of $71.01 became exercisable on March 7, 2014. Of the 139,790 stock options held by Mr. Casey with an exercise price of $67.70, 69,895 became exercisable on March 6, 2014, and 69,895 will become exercisable on March 6, 2015. The 9,900 stock options held by Mr. Casey with an exercise price of $67.90 will become exercisable on May 2, 2014. The 18,845 stock options with an exercise price of $71.01 became exercisable on March 7, 2014.

(b)

Restricted stock and PRSUs are released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. Of the 146,256 restricted shares or units held by Ms. Novakovic, 9,330 restricted shares were released on January 2, 2014, with a market value of $891,482; 10,160 restricted shares will be released on January 2, 2015; 12,130 restricted shares will be released on January 4, 2016; 47,860 restricted shares will be released on January 3, 2017; and 66,776 PRSUs will be released on January 3, 2017. Of the 47,117 restricted shares or units held by Mr. Redd, 10,440 shares were released on January 2, 2014, with a market value of $997,542; 11,010

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restricted shares will be released on January 2, 2015; 9,140 restricted shares will be released on January 4, 2016; 6,900 restricted shares will be released on January 3, 2017; and 9,627 PRSUs will be released on January 3, 2017. Of the 56,417 restricted shares or units held by Mr. Heebner, 9,860 shares were released on January 2, 2014, with a market value of $942,123; 10,620 restricted shares will be released on January 2, 2015; 8,950 restricted shares will be released on January 4, 2016; 13,760 restricted shares will be released on January 3, 2017; and 13,227 PRSUs will be released on January 3, 2017. Of the 34,815 restricted shares or units held by Mr. Roualet, 4,040 were released on January 2, 2014, with a market value of $386,022; 4,260 restricted shares will be released on January 2, 2015; 3,640 restricted shares will be released on January 4, 2016; 9,550 restricted shares will be released on January 3, 2017; and 13,325 PRSUs will be released on January 3, 2017. Of the 35,249 restricted shares or units held by Mr. Casey, 3,930 shares were released on January 2, 2014, with a market value of $375,512; 4,060 restricted shares will be released on January 2, 2015; 5,390 restricted shares will be released on January 4, 2016; 9,130 restricted shares will be released on January 3, 2017; and 12,739 PRSUs will be released on January 3, 2017. The number of PRSUs actually released will depend upon dividend equivalents that are paid as additional units during the vesting period.

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Executive Compensation

COMPANY-SPONSORED RETIREMENT PLANS

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers participate in each of the retirement programs indicated next to their name in the table below. The table shows the actuarial present value as of December 31, 2013, of the pension benefits earned for each named executive officer over the course of the officer’s career. All retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants.

Following the table is a description of the material terms and conditions of each of these plans and agreements.

PENSION BENEFITS FOR FISCAL YEAR 2013

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year
Phebe N. Novakovic	Salaried Retirement Plan	13	$283,102	None
	Supplemental Retirement Plan	13	$1,434,958
L. Hugh Redd (b)	Salaried Retirement Plan	26	$624,516	None
	Supplemental Retirement Plan	26	$3,961,009
David K. Heebner	Salaried Retirement Plan	14	$413,279	None
	Supplemental Retirement Plan	14	$1,632,155
Mark C. Roualet (c)	Salaried Retirement Plan	29	$638,262	None
	Supplemental Retirement Plan	29	$1,060,270
John P. Casey (d)	Salaried Retirement Plan	32	$872,483	None
	Supplemental Retirement Plan	32	$2,065,624
(a)

The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2013, using the company’s Financial Accounting Standards Board ASC Topic 715, Compensation – Retirement Benefits, assumptions as of year-end 2013. For a discussion of this calculation, see Note P to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 7, 2014.

(b)

Mr. Redd’s total service is 27 years and credited service is 26 years. Pursuant to Mr. Redd’s retirement agreement discussed on page 61, the calculation of Mr. Redd’s future retirement benefits under our pension plans will include an additional five years and eight months of credit toward Mr. Redd’s age, as well as an additional five years and eight months of both credited and continuous service.

(c)	Mr. Roualet’s total service is 32 years and credited service is 29 years.
(d)	Mr. Casey’s total service is 35 years and credited service is 32 years.

Salaried Retirement Plan. The General Dynamics Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers participate in the Salaried Retirement Plan.

Earnings used to calculate pension benefits (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income, including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $255,000 for 2013, and does not pay annual benefits beyond a predetermined benefit limit, which for 2013 was $205,000.

Beginning January 1, 2014, pension accruals stopped for employees at our corporate headquarters, including the named executive officers. The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the years of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.3333%. For credited service earned on or after January 1, 2007, the benefit percentage equals 1.0%. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay used in the benefit calculation froze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has multiple actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. None of the eligible named executive officers, other than Mr. Heebner, had reached the normal retirement age as of December 31, 2013.

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A participant with at least 10 years of service qualifies for early retirement at age 55. Ms. Novakovic and Messrs. Redd and Casey qualified for early retirement as of December 31, 2013. A participant who is eligible for early retirement is entitled to receive the following:

(1)

for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age 65 benefit is reduced by 2.5% for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100% of his or her age 65 benefit.

(2)

for benefits based on credited service earned on or after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age 65 benefit reduced by 4.8% for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan. The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers participate in the Supplemental Retirement Plan.

The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limit did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

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Executive Compensation

NONQUALIFIED DEFINED-CONTRIBUTION DEFERRED COMPENSATION

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2013. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2013 along with the earnings on each executive’s total account.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2013

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c)
Phebe N. Novakovic	$92,500	$38,025	$90,063	—	$624,190
L. Hugh Redd	$61,500	$24,075	$157,754	—	$745,139
David K. Heebner	$51,000	$19,350	$161,049	—	$838,709
Mark C. Roualet	$25,000	$8,500	$79,088	—	$288,324
John P. Casey	$42,500	$15,525	$(3,825)	—	$462,483
(a)

The registrant contributions of $38,025, $24,075, $19,350, $8,500 and $15,525, for Ms. Novakovic and Messrs. Redd, Heebner, Roualet and Casey, respectively, are included in the All Other Compensation column of the Summary Compensation Table.

(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)

Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions) for Ms. Novakovic and Messrs. Redd and Heebner. The amounts previously reported as executive and registrant contributions were as follows: (i) Ms. Novakovic, $88,500 and $32,625; (ii) Mr. Redd, $293,311 and $113,811; and (iii) Mr. Heebner, $138,500 and $51,525.

General Dynamics Corporation Supplemental Savings Plan. The Supplemental Savings Plan is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary without regard to the limitations imposed by the Internal Revenue Code on the 401(k) Plan and receive employer matching contributions on a portion of the contributions.

Effective January 1, 2014, for those who elect to participate in the Supplemental Savings Plan, a participant may contribute between 1% and 10% of the participant’s base salary to the plan. The company will match the participant’s contributions for the first 2% of the participant’s base salary on a dollar-for-dollar basis. Prior to January 1, 2014, we contributed the amount of before-tax contributions and company matching contributions that would have been credited to the participating employee under the 401(k) Plan if no Internal Revenue Code limitations were in effect, less the maximum amount of before-tax contributions and company matching contributions allowable under the 401(k) Plan. Investment performance mirrors the performance of the funds that are available to participants under the 401(k) Plan.

Supplemental Savings Plan participants, including the named executive officers, do not receive any earnings on their Supplemental Savings Plan accounts that are not otherwise paid to all other 401(k) Plan participants with a balance in the same investment fund. Participants receive lump-sum payments six months after their separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, payment is made as soon as possible after termination and participants will receive a lump sum payment unless they have previously elected to receive a deferred lump-sum payment or annual installment payments.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following are estimated payments and benefits that would be provided to the named executive officers in the event of termination of the executive’s employment assuming a termination date of December 31, 2013. Actual payments and benefits provided to Mr. Redd in connection with his retirement are described at the end of this section.

We have calculated these amounts for different termination scenarios based on our existing benefit plans and the General Dynamics Corporation equity compensation plan currently in effect (the Equity Compensation Plan). The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and, depending on the payment or benefit, may extend over several years.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(1)	the pension benefits described in the Pension Benefits for Fiscal Year 2013 table on page 56 of this Proxy Statement, for those named executive officers who are eligible to receive benefits; and

(2)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2013 table on page 58 of this Proxy Statement.

The estimated totals presented in the table on the next page do not include these pension benefit and nonqualified deferred compensation amounts, nor do the totals include items that are provided to all employees, such as payment of accrued vacation.

Change in Control Agreements – Double-Trigger. For a change in control situation, we have change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under our existing benefit plans, change in control agreements and the equity compensation plans. Our calculations assume the executive was terminated on December 31, 2013, and that this date was within 24 months following a change in control, thereby satisfying the “double-trigger” requirement under the change in control agreements. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. As discussed on page 40 of this Proxy Statement under “Compensation Discussion and Analysis – Potential Severance and Change in Control Benefits” the change in control agreements contain a “double-trigger” mechanism that is triggered only under certain circumstances.

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Executive Compensation

Scenario and Payment Type	P.N. Novakovic	D.K. Heebner	M.C. Roualet	J.P. Casey

Termination For Cause or Voluntary Resignation
Retiree Life Insurance Benefit (a)	$392,944	$255,576	$—	$200,957
Retiree Medical and Dental Benefit (b)	97,912	—	—	97,912
Stock Options	0	—	—	—
Restricted Stock	0	—	—	—
PRSUs	0	—	—	—
Total	$490,856	$255,576	$0	$298,869

Death (c)
Life Insurance Benefit	$3,000,000	$1,400,000	$1,350,000	$1,340,000
Stock Options (d) (e)	22,018,464	5,212,463	3,874,422	4,620,924
Restricted Stock (d) (f)	7,322,385	4,043,265	1,997,764	2,096,577
PRSUs (d) (g)	6,380,454	1,263,826	1,273,158	1,217,166
Total	$38,721,303	$11,919,554	$8,495,344	$9,274,667

Retirement, Termination without Cause or Disability (c)
Retiree Life Insurance Benefit (a)	$392,944	$255,576	$—	$200,957
Retiree Medical and Dental Benefit (b)	97,912	—	—	97,912
Stock Options (h) (e)	11,847,329	3,196,413	2,178,274	2,681,193
Restricted Stock (h) (f)	7,322,385	4,043,265	1,997,764	2,096,577
PRSUs (h) (g)	6,380,454	1,263,826	1,273,158	1,217,166
Total	$26,041,024	$8,759,080	$5,449,196	$6,293,805

Change in Control, with Qualifying Termination
Bonus (i)	$2,000,000	$905,000	$530,000	$825,000
Severance (j)	10,465,000	4,798,950	3,602,950	4,470,050
Life, medical, dental and long-term disability benefits (k)	57,480	60,018	70,977	63,137
Additional age and service credit for purposes of qualifying for retiree life, medical and dental benefits (l)	423,642	239,284	272,831	241,723
Outplacement services (m)	15,000	15,000	15,000	15,000
Financial counseling and tax planning services (n)	30,000	30,000	30,000	30,000
Supplemental retirement benefit (o)	2,418,843	514,465	1,760,968	1,090,136
Stock Options (p)	22,061,002	5,221,302	3,881,780	4,629,343
Restricted Stock (p)	7,594,314	4,126,805	2,053,370	2,150,831
PRSUs (p)	6,380,454	1,263,826	1,273,158	1,217,166
Total	$51,445,735	$17,174,650	$13,491,034	$14,732,386

(a)

Assumes the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions made for financial reporting purposes for valuing post-retirement life insurance at December 31, 2013. The life insurance benefit is further described on page 39 of this Proxy Statement under “Compensation Discussion and Analysis – Other Retiree Benefits.”

(b)

The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense we must recognize for financial reporting purposes. We provide retiree medical and dental coverage only until an executive reaches age 65.

(c)

In situations where an executive has completed a full calendar year of service to the company, for certain termination scenarios not involving a change in control the executive may remain eligible for a bonus for performance during the year, though whether a bonus is paid in the future, and the amount, if any, would be subject to Compensation Committee approval. No future bonus payment is guaranteed and the amount of any bonus would be determined as described in the Compensation Discussion and Analysis section. The named executive officer may also be eligible for $2 million of proceeds under accidental death and dismemberment insurance, depending upon the circumstances.

(d)

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if the executive remained employed with General Dynamics throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to the estate and released at the end of the restriction period. PRSUs held by the executive would be transferred to the estate and released immediately.

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(e)

The present value of the unvested options reflected in the table represents the difference between the closing share price of $95.55 on December 31, 2013, and the option grant price, multiplied by the number of retained unvested options, and applying a discount factor of 0.30% to account for the option exercise dates.

(f)

The present value of the restricted stock represents the number of restricted shares held on December 31, 2013, multiplied by the closing share price of $95.55 on the same date, and applying a discount factor of 0.30% to account for the restriction periods.

(g)	The present value of the PRSUs represents the number of earned units as of December 31, 2013, multiplied by the closing share price of $95.55 on the same date.
(h)

Under the terms of the Equity Compensation Plan, most participants qualify for retirement treatment after reaching age 55 with at least five years of continuous service with the company. For participants who are elected officers of the company and who have reached age 55, the plan provides for retirement treatment with the consent of the company’s chief executive officer or, in the case of the chief executive officer, the Compensation Committee. For purposes of this Proxy Statement, we assume that any required consents for retirement treatment have been obtained. Since Ms. Novakovic and Messrs. Heebner and Casey are eligible to retire, they would forfeit a portion of their unvested stock option awards based on days of service during the two-year period beginning on January 1 of the year of grant. The retained options would be exercisable in accordance with the terms of the original grant. The restricted stock would be released at the end of the original restriction period. The PRSUs would be released immediately. Because Mr. Roualet was not eligible to retire at December 31, 2013, the equity values in these scenarios would apply only in the case of disability.

(i)

Any bonus amount paid in a change in control situation would be determined in accordance with the terms of the applicable change in control agreement. Since we assume that a change in control and triggering event had occurred on December 31, 2013, the change in control scenarios identify the March 2013 bonus amounts.

(j)

Calculated in accordance with the applicable change in control agreement. For the named executive officers, this amount equals 2.99 times their annual salary and bonus. Section 4999 of the Internal Revenue Code imposes excise taxes on certain payments associated with a change in control. If the executive is subject to an excise tax on the payments associated with a change in control and has a severance protection agreement that provides for reimbursement, we will make an additional payment to the executive that holds the executive harmless from the tax. Based on the calculations, excise taxes are only triggered for certain named executive officers under a change in control scenario. Assuming 2014 tax rates, the estimated excise tax payment amount is: $9,125,982 for Ms. Novakovic. No payment would be triggered for the other named executive officers. These estimates are based on calculations provided by an actuarial firm and are confirmed by an accounting firm that we engage to determine if any change in control payments or benefits would be subject to the excise tax.

(k)	Represents an additional 36 months of life, medical, dental and long-term disability benefits. These costs reflect an amount equal to three times the 2013 annual employer premiums for these benefits.
(l)

Represents an additional 36 months of age and service credit. The costs of Ms. Novakovic’s, Mr. Heebner’s and Mr. Casey’s retiree benefits are reduced in this scenario because the 36 months of continued active coverage described in note (k) defers the commencement date of this coverage. The additional months of service makes Mr. Roualet eligible for retiree benefits.

(m)	Represents the estimated outplacement services costs, obtained from an outplacement vendor, for 12 months for a senior executive.
(n)	Represents financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.
(o)

Represents a supplemental retirement benefit payable in cash equal to the increase in value over the current retirement benefit based on three additional years of (a) age and service credit at the executive’s current base salary and bonus, and (b) company contributions to each defined-contribution plan in which the executive participates.

(p)

Our Equity Compensation Plan and the applicable award agreements contain a “double-trigger” mechanism for all participants, including the named executive officers. This mechanism provides that if, within two years following a change in control, a participant’s employment is terminated by the company for any reason other than for Cause (as defined in the plan) or by the executive for Good Reason (as defined in the plan), then all outstanding awards that have not vested will immediately vest and become exercisable and all restrictions on awards will immediately lapse.

Payments and Benefits Provided to Mr. Redd in Connection with his Retirement. On December 31, 2013, Mr. Redd retired as General Dynamics’ chief financial officer. The payments and benefits provided to Mr. Redd in connection with his retirement and the payments and benefits that will be provided to him in the future are described below.

•

Mr. Redd remained eligible for a cash bonus under our Executive Compensation Program for service during 2013, which was paid in accordance with our Executive Compensation Program and is disclosed in the Summary Compensation Table on page 51.

•	Mr. Redd will remain eligible to continue his group term life insurance under our policies by paying the appropriate premiums.

•

Mr. Redd’s coverage under the personal excess liability insurance made available to officers will continue through the current policy period ending June 5, 2014. Thereafter, he may continue such coverage by paying the appropriate premiums unless he has commenced employment with a new employer or allowed coverage to lapse.

•

The calculation of Mr. Redd’s retirement benefits under our pension plans will include an additional five years and eight months of credit toward Mr. Redd’s age, as well as an additional five years and eight months of both credited and continuous service.

•

Mr. Redd and his eligible dependents may continue to participate in our medical, dental and vision insurance at active employee rates until December 31, 2014, unless he has commenced employment with a new employer.

•

Unvested grants of restricted stock, performance restricted stock units and stock options held by Mr. Redd will not be forfeited due to termination of employment and will otherwise remain subject to the terms of the applicable Equity Compensation Plan and award agreement.

•	We will provide Mr. Redd with financial and tax counseling until April 15, 2015, with an approximate value of $19,000.

General Dynamics 2014 Proxy Statement     61

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report.

Six directors serve on the Compensation Committee:

William A. Osborn, chair

Mary T. Barra

James S. Crown

William P. Fricks

Paul G. Kaminski and

Laura J. Schumacher

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including administering the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

William A. Osborn, chair

Mary T. Barra

James S. Crown

William P. Fricks

Paul G. Kaminski

Laura J. Schumacher

March 4, 2014

62     General Dynamics 2014 Proxy Statement

EXECUTIVE OFFICERS

All of our executive officers are appointed annually. None of our executive officers was selected pursuant to any arrangement or understanding between the officer and any other person. The name, age, offices and positions of our executives held for at least the past five years as of March 6, 2014, were as follows:

Jason W. Aiken – Senior Vice President and Chief Financial Officer since January 2014; Vice President of the company and Chief Financial Officer of Gulfstream Aerospace Corporation, September 2011 – December 2013; Vice President and Controller of the company, April 2010 – August 2011; Staff Vice President, Accounting of the company, July 2006 – March 2010	41
John P. Casey – Executive Vice President, Marine Systems, since May 2012; Vice President of the company and President of Electric Boat, October 2003 – May 2012; Vice President of Electric Boat, October 1996 – October 2003	59
Larry R. Flynn – Vice President of the company and President of Gulfstream Aerospace since September 2011; Vice President of the company and Senior Vice President, Marketing and Sales of Gulfstream Aerospace, July 2008 – September 2011; President, Product Support of Gulfstream Aerospace, May 2002 – June 2008	62
Gregory S. Gallopoulos – Senior Vice President, General Counsel and Secretary of the company since January 2010; Vice President and Deputy General Counsel of the company, July 2008 – January 2010; Managing Partner of Jenner & Block LLP, January 2005 – June 2008	54
Jeffrey S. Geiger – Vice President of the company and President of Electric Boat since November 2013; Vice President of the company and President of Bath Iron Works, April 2009 – November 2013; Senior Vice President, Operations and Engineering of Bath Iron Works, March 2008 – March 2009	52
David K. Heebner – Executive Vice President, Information Systems and Technology, since March 2013; Executive Vice President, Combat Systems, May 2010 – March 2013; Executive Vice President, Marine Systems, January 2009 – May 2010; Senior Vice President of the company, May 2002 – January 2009; President of General Dynamics Land Systems, July 2005 – October 2008; Senior Vice President, Planning and Development of the company, May 2002 – July 2005; Vice President, Strategic Planning of the company, January 2000 – May 2002	69
Robert W. Helm – Senior Vice President, Planning and Development of the company since May 2010; Vice President, Government Relations of Northrop Grumman Corporation, August 1989 – April 2010	62
S. Daniel Johnson – Vice President of the company and President of General Dynamics Information Technology since April 2008; Executive Vice President of General Dynamics Information Technology, July 2006 – March 2008	66
Kimberly A. Kuryea – Vice President and Controller of the company since September 2011; Chief Financial Officer of General Dynamics Advanced Information Systems, November 2007 – August 2011; Staff Vice President, Internal Audit of the company, March 2004 – October 2007	47
Joseph T. Lombardo – Executive Vice President, Aerospace, since April 2007; President of Gulfstream Aerospace, April 2007 – September 2011; Vice President of the company and Chief Operating Officer of Gulfstream Aerospace, May 2002 – April 2007	66
Christopher Marzilli – Vice President of the company and President of General Dynamics C4 Systems since January 2006; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 – January 2006	54
Phebe N. Novakovic – Chairman and Chief Executive Officer of the company since January 2013; President and Chief Operating Officer of the company, May 2012 – December 2012; Executive Vice President, Marine Systems, May 2010 – May 2012; Senior Vice President, Planning and Development of the company, July 2005 – May 2010; Vice President, Strategic Planning of the company, October 2002 – July 2005	56
Walter M. Oliver – Senior Vice President, Human Resources and Administration of the company since March 2002; Vice President, Human Resources and Administration of the company, January 2001 – March 2002	68
Mark C. Roualet – Executive Vice President, Combat Systems, since March 2013; Vice President of the company and President of General Dynamics Land Systems, October 2008 – March 2013; Senior Vice President and Chief Operating Officer of General Dynamics Land Systems, July 2007 – October 2008	55
Gary L. Whited – Vice President of the company and President of General Dynamics Land Systems since March 2013; Senior Vice President of General Dynamics Land Systems, September 2011 – March 2013; Vice President and Chief Financial Officer of General Dynamics Land Systems, June 2006 – September 2011	53

General Dynamics 2014 Proxy Statement     63

SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information as of March 6, 2014, on the beneficial ownership of Common Stock by (1) each of our directors and nominees for director, (2) each of the named executive officers and (3) all of our directors and executive officers as a group. The following table also shows Common Stock equivalents held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

	Common Stock Beneficially Owned as of March 6, 2014 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class
Directors and Nominees
Mary T. Barra	17,498	*	0	17,498
Nicholas D. Chabraja	821,902	*	0	821,902
James S. Crown (d)	16,028,564	4.7%	2,772	16,031,336
William P. Fricks	60,106	*	0	60,106
Paul G. Kaminski	23,436	*	4,883	28,319
John M. Keane	25,880	*	0	25,880
Lester L. Lyles	26,811	*	0	26,811
James N. Mattis	820	*	0	820
Phebe N. Novakovic	921,041	*	0	921,041
William A. Osborn	32,040	*	0	32,040
Laura J. Schumacher	540	*	0	540
Robert Walmsley	27,091	*	0	27,091

Other Named Executive Officers
John P. Casey	257,322	*	0	257,322
David K. Heebner	416,044	*	0	416,044
L. Hugh Redd	309,567	*	0	309,567
Mark C. Roualet	236,377	*	0	236,377

Directors and Executive Officers as a Group
(27 individuals)	21,240,171	6.1%	7,655	21,247,826
*	Less than 1%.
(a)	Includes shares in the 401(k) Plan voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)

Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 6, 2014, as follows: (i) Ms. Novakovic – 682,380 shares; Mr. Casey – 166,305 shares; Mr. Heebner – 269,955 shares; Mr. Redd – 183,300 shares; and Mr. Roualet – 143,635 shares (ii) other directors of the company – 144,190 shares; and (iii) other executive officers of the company – 1,416,245 shares.

(c)

Reflects phantom stock units held by directors that were received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.

(d)

Based solely on information provided on behalf of Mr. Crown. Mr. Crown is deemed to be the beneficial owner of, and has shared investment and voting power with respect to, 16,028,564 shares. Of the 16,028,564 shares of Common Stock deemed to be beneficially owned by Mr. Crown: (i) he disclaims beneficial ownership as to 15,945,148 shares, except to the extent of his beneficial interest in the entities that own these shares and (ii) a total of 1,528,844 shares held indirectly by entities in which Mr. Crown holds interests are pledged as collateral for bank borrowings (and for which Mr. Crown disclaims beneficial ownership).

64     General Dynamics 2014 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Except as otherwise noted, the following table provides information as of March 6, 2014, with respect to the number of shares of Common Stock owned by each person known by General Dynamics to be the beneficial owner of more than 5% of our Common Stock.

	Common Stock Beneficially Owned as of March 6, 2014 (a)
Name of Beneficial Owner	Shares Owned	Percentage of Class
Capital Research Global Investors (b) 333 South Hope Street Los Angeles, California 90071	35,552,979	10.0%
Longview Asset Management, LLC (c) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	33,378,831	9.7%
Evercore Trust Company, N.A. (d) 55 East 52nd Street, 36th Floor New York, New York 10055	26,159,476	7.6%
The Vanguard Group (e) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	19,666,474	5.5%
(a)	The information for Capital Research Global Investors (Capital Research) and The Vanguard Group is as of December 31, 2013.
(b)	This information is based solely on information contained in a Schedule 13G filed by Capital Research with the SEC on January 10, 2014.
(c)

This information is based solely on information provided on behalf of Mr. Crown. Longview Asset Management, LLC (Longview) manages substantially all of the Common Stock held by a number of persons, including Mr. Crown and members of his family, relatives, certain family partnerships, trusts associated with the Crown family and other entities (the Crown Group). Longview has shared voting and investment control with respect to 33,378,831 shares. James A. Star is the president of Longview and, accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. H. Debra Levin, as sole trustee of the Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Ms. Levin disclaims beneficial ownership of all such shares. Ms. Levin’s address is 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603-5577. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.

(d)

Evercore Trust Company, N.A. (Evercore) is the independent fiduciary and investment manager for the assets of the General Dynamics Stock Fund under the General Dynamics Corporation 401(k) Plan Master Trust. Evercore has shared voting power over the shares held in the General Dynamics Stock Fund. Share information for Evercore is based solely on information provided on behalf of Evercore.

(e)	This information is based solely on information contained in a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013, regarding Common Stock that may be issued under our equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	17,638,111	$69.99	18,178,068
Equity compensation plans not approved by shareholders	—	—	—
Total	17,638,111	$69.99	18,178,068

General Dynamics 2014 Proxy Statement     65

SHAREHOLDER PROPOSAL – INDEPENDENT BOARD CHAIRMAN

(Proposal 4)

We have been advised by John Chevedden, 2215 Nelson Avenue, no. 205, Redondo Beach, California 90278, owner of at least 100 shares of Common Stock, that he intends to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

PROPOSAL AND SUPPORTING STATEMENT

Proposal 4 – Independent Board Chairman

RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. Plus James Crown, our Lead Director, received our highest negative vote.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our executive pay D – $34 Million for Jay Johnson, our CEO in 2012 and there was a potential 12% stock dilution for shareholders. There was a whopping 43% vote against our executive pay in 2013. There were excessive CEO perks and our company could give long-term incentive pay to our CEO for below-median performance. Unvested equity pay would not lapse upon CEO employment termination. There was no clawback policy to recoup unearned executive pay based on fraud or error. Our company had not incorporated links to environmental or social performance in its incentive pay policies.

Three directors had excess tenure of 16 to 26 year each which was a negative factor in judging their independence: Paul Kaminski, Nicholas Chabraja and James Crown (Lead Director). GMI said there was not one non-executive director who had general expertise in risk management. General Dynamics had higher accounting and governance risk than 94% of companies and had a higher shareholder class action litigation risk than 85% of all rated companies in this region. There were also related party transactions. Our company had a unilateral right to amend the by-laws without shareholder approval. Our company had not identified specific environmental impact reduction targets and was not a UN Global Compact signatory.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman – Proposal 4

STATEMENT BY YOUR BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

This proposal requests that your Board establish a policy to require that the chairman of the board be an independent director. Your Board regularly considers whether or not the roles of chairman and chief executive officer should be combined and adopts the practice it believes best serves the company’s needs at any particular time. In the Board’s judgment an independent chairman is not currently necessary to ensure independent and effective oversight of our company’s management and affairs.

Your Board believes that the current governance structure promotes a cohesive, strong and consistent vision and strategy for the company, and that Ms. Novakovic, who currently holds both positions, possesses a deep understanding of the company’s operations, growth opportunities, and risk management practices enabling her to provide effective leadership to the Board. Complete transparency and trust between the chief executive officer, other members of senior management and the Board are precepts that

66     General Dynamics 2014 Proxy Statement

Shareholder Proposal

guide the governance of your company and your Board. In particular, senior management regularly meets with the Board to keep the directors informed of important issues facing the Company. The Board has determined that the current Chairman and CEO and the other senior leaders of the company have the requisite commitment to transparency and are conducting themselves accordingly. Your Board believes that this commitment to, and execution of, complete transparency with the Board by the current senior management team is a far more effective governance structure than separating the chairman and chief executive officer positions.

General Dynamics’ Strong and Independent Board Provides Vigorous Oversight of Our Management and Affairs. This shareholder proposal is premised on the incorrect assumption that an independent chairman is necessary for the Board to oversee and evaluate the chief executive officer and other senior management. This is not the case at General Dynamics. Your Board takes very seriously its responsibility to provide direction to, and evaluate the performance of, the chief executive officer and other members of senior management. For this reason, we have established numerous mechanisms in our corporate governance guidelines and board committee charters that facilitate and require independent discussion and evaluation of, and communication with, senior management. These mechanisms include:

Substantial Majority of Independent Directors. Our corporate governance guidelines require that at least two-thirds of your directors be independent. At present 10 of our 12 directors are independent as defined by the New York Stock Exchange listing standards and our director independence guidelines.

Lead Independent Director. Our Board has established the position of lead independent director. The lead independent director is selected annually by a majority of the independent directors upon recommendation from the Nominating and Corporate Governance Committee. The lead director’s authority and responsibilities are as follows:

•	Acts as chair at board meetings when the Chairman is not present, including meetings of the non-management directors;
•	Has the authority to call meetings of the non-management directors;
•	Coordinates activities of the non-management directors and serves as a liaison between the Chairman and the non-management directors;
•	Works with the Chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;
•	Is available for consultation and communication with significant shareholders, when appropriate; and
•	Performs such other duties as the Board may determine from time to time.

Key Committees Composed of Independent Directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. These committees provide significant independent review and oversight of General Dynamics’ management and operations. The areas of responsibility of these committees include: senior management succession planning; executive compensation; corporate governance; risk oversight; and integrity of financial statements.

Regular Meetings of Non-Management Directors. Your non-management directors meet in executive sessions following each regularly scheduled Board meeting and are free to meet at any other time they so choose. The lead director serves as chair of the executive session.

This Proposal Would Unduly Constrain Your Board’s Ability to Govern. Your Board believes that the decision of who should serve in the roles of chairman and chief executive officer, and whether these roles should be combined, is the responsibility of the Board. This decision should not be dictated by a “one-size-fits-all” approach that assumes all corporations are the same. Your Board regularly evaluates the corporate governance structures in place at our company. While the Board has in the past and may again in the future determine that the interests of the company would be best served by separating the roles of chairman and chief executive officer, the Board believes that, on balance, a combined role works best at this time. Your Board will continue to evaluate these structures to determine the appropriate structure for the company. This model best serves our dynamic and successful company, and has served its shareholders well for many years.

Your Board also takes issue with the proponent’s misleading allegations about the governance of our company. The proponent suggests without any explanation that the tenure of certain board members may impair their independence merely because of length of service. We believe that the tenure of these directors demonstrates their strong commitment to our company and its shareholders and that these directors provide your Board with valuable insight into the long-term business cycles common among our platform

General Dynamics 2014 Proxy Statement     67

Shareholder Proposal

businesses and the complex operations of our company. Furthermore, your Board reviews the independence of each director annually to confirm compliance with the company’s director independence guidelines and the independence rules of the New York Stock Exchange. Your Board rejects the notion that directors who have been duly elected by the shareholders and who show a long-term commitment to our company somehow lack independence.

Finally, contrary to the proponent’s unfounded assertions, the members of your Board have extensive and diverse risk management experience through their prior or current service as senior executives, senior military officers, and directors of public and private companies. The Board oversees management of risks across the company at the full Board and committee levels. The Board assesses the company’s strategic and operational risks throughout the year, with particular focus on these risks at an annual three-day Board meeting. Additionally, the Board monitors risk throughout the year as part of periodic briefings from senior management concerning a variety of matters and related risks to the company, including defense budget and acquisition matters, legal matters, financial matters, and specific customer or program developments. Your Board takes seriously its role in overseeing the company’s risk management policies and processes and believes that the governance structure discussed above, together with the extensive experience of individual directors and regular board and committee briefings, ensure that your Board is well-attuned to the company’s risks.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

68     General Dynamics 2014 Proxy Statement

SHAREHOLDER PROPOSAL – LOBBYING DISCLOSURE

(Proposal 5)

We have been advised by the New York State Common Retirement Fund, owner of 960,716 shares of Common Stock, that it intends to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

PROPOSAL AND SUPPORTING STATEMENT

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholder of General Dynamics Corp. (“General Dynamics”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by General Dynamics used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	General Dynamics’ membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which General Dynamics is a member.

Both “direct and indirect” lobbying and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. General Dynamics has minimal disclosure for its trade association involvement, listing an aggregate of dues paid and only naming memberships in two associations. General Dynamics fails to disclose whether the aggregate figure includes all payments so shareholders have no way to know if General Dynamics is making additional payments beyond dues, and no way to know how much of General Dynamics’ payments are being used to lobby. Absent a system of accountability, company assets could be used for objectives contrary to General Dynamics’ long-term interests.

General Dynamics spent approximately $22.3 million in 2011 and 2012 on direct federal lobbying activities (opensecrets.org), and its lobbying around the Warfighter Information Network-Tactical program has attracted attention (“Panel Blocks Network Cuts After Lobbying Push,” DoD Buzz, June 27, 2012). These figures do not include lobbying

General Dynamics 2014 Proxy Statement     69

Shareholder Proposal

expenditures to influence legislation in states. And General Dynamics does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

STATEMENT BY YOUR BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

This proposal requests that your Board authorize the preparation of an annual report summarizing our company’s lobbying-related expenditures. General Dynamics files detailed public lobbying reports and provides additional information on the investor relations portion of our website (www.investorrelations.gd.com) highlighting the company’s political, lobbying and trade association involvement. Therefore, the Board believes that generating an additional report would impose an unnecessary burden and expense on our company. Your Board recommends voting against this proposal.

General Dynamics submits public quarterly lobbying disclosures in accordance with federal law which provide detailed information on all of our company’s lobbying expenditures.

Each quarter we file a publicly available federal Lobbying Disclosure Act report that quantifies our total lobbying expenditures for the quarter (including expenditures attributable to trade associations), describes the specific pieces of legislation that were the subject of our lobbying efforts and identifies the individuals who lobbied on behalf of our company. Outside consultants who lobby on our behalf also file reports detailing their efforts on the company’s behalf, and any sums we expend on those consultants are included in our own report. All of these reports are available from the web sites of the Secretary of the United States Senate and the Clerk of the United States House of Representatives.

General Dynamics provides additional information about lobbying expenditures, corporate political contributions and trade association membership on our company’s website.

In order to improve our transparency and in response to shareholder requests, our company has increased our website disclosure. Our website information now includes:

•

A hyperlink to the repository of our quarterly lobbying reports with the U.S. Congress. That repository is searchable by client name, registrant name, lobbyist name, filing year, amount reported and other fields.

•	A statement of the total of all lobbying expenditures for the last three years. In 2011, our total lobbying expenditures were $11.4 million; in 2012, $10.9 million; and in 2013, $11.1 million.

•

A summary of all of our corporate political contributions, including contributions to 501(c)(4) organizations, organizations that function under Section 527 of the Internal Revenue Code and contributions to state and local campaigns. In 2012 and 2013, no funds were contributed to Section 527 organizations.

•

A description of our oversight process with respect to corporate political contributions, including identification of the officer who is required to approve all corporate political contributions and discussion of the requirement of an annual briefing to the company’s Board of Directors on corporate political spending.

•

A statement that our company does not belong to or make payments to any tax-exempt organization that writes and endorses model legislation, and that if that policy changes, we will disclose that change.

•	The total amount spent on trade association dues, and a summary of the types of trade organizations to which we pay annual dues greater than $5,000.

•	A complete list of the associations to which we pay more than $50,000 per year in dues, and the amount of those dues which is attributable to lobbying.

General Dynamics maintains rigorous controls, policies and management oversight of lobbying activities.

The proposal seeks disclosure of company policy and procedures governing lobbying. As part of a comprehensive effort to ensure compliance with all applicable laws relating to political activities and effective corporate governance, we have a written policy governing lobbying practices. This policy covers compliance with laws and regulations regarding the lobbying of government officials,

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the duty to track and report lobbying activities, and the obligation to treat lobbying costs and expenses as nondeductible for tax purposes and unallowable for purposes of U.S. Government contracts. It requires that all lobbying contacts with covered government officials be coordinated with and approved by a senior executive who oversees our government relations.

Additionally, both the Chief Financial Officer and the Vice President – Taxes review and provide the quarterly lobbying information included in our public lobbying disclosure filing. To ensure appropriate Board oversight of political activities, your Board is briefed annually on both our political spending and its trade association expenditures.

General Dynamics’ total lobbying expenditures are reflected in our quarterly lobbying reports, including all indirect lobbying, state lobbying and grassroots lobbying.

The proposal seeks to have the company disclose payments used for “direct or indirect lobbying” and “grassroots lobbying communications.” All of the company’s lobbying expenditures are included in our quarterly lobbying reports.

“Indirect lobbying,” as defined by the proposal, is lobbying by trade associations or other organizations of which our company is a member. For those largest, US-based, trade associations which form the bulk of our trade association expenditures, the portions of the dues we pay which are attributable to lobbying did not exceed 30% of our 2013 dues. Those lobbying-related sums are reflected in our quarterly lobbying reports.

Similarly, our state lobbying expenditures, which represent only a very small portion of our lobbying expenditures, are also reflected in our quarterly lobbying reports. In those rare instances in which General Dynamics engages in “grassroots lobbying communications,” such as on issues involving local zoning or real property, sums expended in support of those efforts are included in our quarterly lobbying reports.

General Dynamics has not been a member of or made payments to any tax-exempt organization that writes and endorses model legislation.

The proposal seeks to have the company disclose “membership in and payments to any tax-exempt organization that writes and endorses model legislation.” General Dynamics has not been a member of or made payments to any such organizations, and did not do so in 2013. As discussed above, we have added to our website disclosures a statement that our company does not belong to or make payments to any tax-exempt organization that writes and endorses model legislation, and that if that policy changes, we will disclose that change.

Because information that the proposal seeks is already reported publicly and on our website, the Board believes that the proposal is an unnecessary duplication of the company’s existing processes and disclosures that would not materially add to shareholder understanding of the company’s lobbying activities and would not be a prudent use of shareholder resources.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

General Dynamics 2014 Proxy Statement     71

INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

All shareholders of record at the close of business on March 6, 2014, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had 344,087,131 shares of Common Stock issued and outstanding.

Following are questions and answers about the annual meeting and voting.

ANNUAL MEETING ATTENDANCE

Will I need an admission ticket to attend the Annual Meeting? Yes. All shareholders will need an admission card or proof of ownership of Common Stock and personal photo identification for admission. If you hold shares directly in your name as a shareholder of record with our transfer agent, Computershare Trust Company, N.A. (Computershare), you may obtain an admission card through the telephone or Internet voting systems or by marking the appropriate box on your proxy card (if you received or requested one). If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present proof of your beneficial ownership of Common Stock, such as a recent bank or brokerage statement, for admission to the Annual Meeting.

How many shares must be present to hold the Annual Meeting? A quorum of shares must be present to hold the Annual Meeting. A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

How are proxy materials being distributed for the Annual Meeting? As permitted by the rules of the Securities and Exchange Commission (SEC), we are providing the proxy materials for our 2014 Annual Meeting via the Internet to most of our shareholders. Use of the Internet will expedite receipt of the 2014 proxy materials by many of our shareholders and help to keep mailing costs for our Annual Meeting as low as possible. For shareholders who are participants in our 401(k) plans we are required generally to deliver proxy materials in hard copy. On March 21, we initiated delivery of proxy materials to our shareholders of record in one of two ways: (1) a notice containing instructions on how to access proxy materials via the Internet or (2) a printed copy of those materials. If you received a notice in lieu of a printed copy of the proxy materials, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice provides instructions on how to access the proxy materials on the Internet and how to vote online or by telephone. If you received such a notice and would also like to receive a printed copy of the proxy materials, the notice includes instructions on how you may request a printed copy.

VOTING

Who is entitled to vote at the Annual Meeting? You must be a shareholder of record on the record date, which is March 6, 2014, to vote your shares at the Annual Meeting.

How do I vote my shares? How you vote your shares will depend on whether you are a shareholder of record or a beneficial owner of your shares.

Shareholders of record. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with Computershare as of the record date. If you are a shareholder of record, Computershare provides proxy materials to you on our behalf. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the following voting procedures.

72     General Dynamics 2014 Proxy Statement

Meeting and Voting Information

Shareholders of record may cast their vote in one of the following ways:

• By Internet: access www.envisionreports.com/GD and follow the instructions
• By Telephone: call 1-800-652-VOTE (1-800-652-8683) or, outside the United States, Canada and Puerto Rico, call 1-781-575-2300 and follow the instructions
• By Mail: sign and date each proxy card received and return each card using the prepaid postage envelope
• In Person: attend the Annual Meeting and vote by ballot

The telephone and Internet voting systems are available 24 hours per day. They will close at 1:00 a.m. eastern time on May 7, 2014. Please note the voting deadline differs for participants in our 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card. If you return a signed proxy card but do not specifically direct the voting of shares, your proxy will be voted as follows:

• FOR the election of directors as described in this Proxy Statement
• FOR the selection, on an advisory basis, of KPMG LLP as the independent auditors of the company
• FOR the approval, on an advisory basis, of the compensation of the named executive officers
• AGAINST the shareholder proposals described in this Proxy Statement
• in accordance with the judgment of the proxy holders for other matters that may properly come before the Annual Meeting

Beneficial Owners. If your shares are held by a bank, broker or other holder of record, the bank, broker or other holder is the shareholder of record and you are the beneficial owner of those shares. Your bank, broker or other holder of record will forward the proxy materials to you. As the beneficial owner, you have the right to direct the voting of your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see which voting options are available to you.

401(k) Plan Participants. Fidelity Management Trust Company (Fidelity), as trustee, is the holder of record of the shares of Common Stock held in our 401(k) plans – the General Dynamics Corporation 401(k) Plan and the General Dynamics Corporation 401(k) Plan for Represented Employees. If you are a participant in one of these plans and the fund that invests in shares of Common Stock, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Fidelity, as plan trustee, how to vote your shares. If you do not provide Fidelity with timely voting instructions then, consistent with the terms of the plans, Evercore Trust Company, N.A. (Evercore), will direct Fidelity, in Evercore’s discretion, how to vote the shares. Evercore serves as the independent fiduciary and investment manager for the General Dynamics Stock Fund of the 401(k) plans.

Computershare provides proxy materials to participants in these plans on behalf of Fidelity. If you are a plan participant and also a shareholder of record, Computershare may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Computershare does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Fidelity. To allow sufficient time for Fidelity to vote your 401(k) plan shares, your vote, or any re-vote, must be received by 9 a.m. eastern time on May 6, 2014.

Can I change or revoke my proxy vote? A shareholder of record may change or revoke a proxy at any time before it is voted at the Annual Meeting by:

(1)	sending written notice of revocation to our Corporate Secretary;
(2)	submitting another proxy card that is dated later than the original proxy card;
(3)	re-voting by using the telephone or Internet voting systems; or
(4)	attending the Annual Meeting and voting by ballot (attendance at the Annual Meeting alone will not act to revoke a prior proxy).

General Dynamics 2014 Proxy Statement     73

Meeting and Voting Information

Our Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in our 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 12:59 a.m. eastern time on May 7, 2014. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

VOTE REQUIRED

What is a broker non-vote? A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the advisory vote on the selection of the independent auditors. On non-routine matters, such as the election of directors, executive compensation matters and the shareholder proposals, these banks, brokers and other holders of record do not have discretion to vote uninstructed shares and thus are not entitled to vote on such proposals, resulting in a broker non-vote for those shares. We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to those holders to ensure that their shares are voted at the Annual Meeting.

What is the vote required for each proposal, and what is the effect of an abstention or broker non-vote on the voting?

Proposal 1 – Election of the Board of Directors of the Company. Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees. Abstentions and broker non-votes will not be counted as a vote cast “for” or “against” a director’s election.

Proposal 2 – Selection of Independent Auditors. This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal. Broker non-votes do not occur for this proposal because banks, brokers and other holders of record have authority under the New York Stock Exchange rules to vote in their discretion on the selection of independent auditors.

Proposal 3 – Advisory Vote to Approve Executive Compensation. This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on this proposal.

Proposals 4 and 5 – Shareholder Proposals. Proposals 4 and 5 require an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal to be approved. You may vote for, vote against or abstain from voting on these matters. Abstentions will have the effect of a vote against these proposals. Broker non-votes will have no effect on these proposals.

Who will count the votes? Representatives of American Election Services, LLC, will tabulate the vote at the Annual Meeting.

Who is soliciting votes for the Annual Meeting? The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from our shareholders by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

We will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. We will not provide compensation, other than their usual compensation, to our directors, officers and other employees who solicit proxies.

74     General Dynamics 2014 Proxy Statement

OTHER INFORMATION

ADDITIONAL SHAREHOLDER MATTERS

If any other matters properly come before the Annual Meeting, the individuals named in the proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, as well as anyone who is a beneficial owner of more than 10% of a registered class of our stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange, and to furnish us with copies of these forms. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to us, all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2013.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with the 2015 annual meeting, your written proposal must comply with the rules of the SEC and be received by us no later than November 21, 2014. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2015 annual meeting that is not to be included in our proxy materials, including director nominations, you must comply with the various requirements established in our Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to our Corporate Secretary at the address in the preceding paragraph no earlier than January 7, 2015, and no later than February 6, 2015.

ANNUAL REPORT ON FORM 10-K

The Annual Report, which includes our Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our 2013 Annual Report, as filed with the SEC. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, (703) 876-3000 or through our website. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on our website at www.generaldynamics.com, under the “Investor Relations – SEC Filings” captions.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of our Annual Report and Proxy Statement. Similarly, if multiple copies of the Annual Report and Proxy Statement are being delivered to a single address, shareholders can request a single copy of the Annual Report and Proxy Statement for future deliveries. To make a request, please call (703) 876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

General Dynamics 2014 Proxy Statement     75

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

ELECTRONIC VOTING INSTRUCTIONS

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Time on May 7, 2014. If you are a participant in the Company’s 401(k) plans, proxies must be received by 9:00 a.m. Eastern Time on May 5, 2014.

Vote by Internet • Go to www.envisionreports.com/GD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
• Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.
• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.													+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Mary T. Barra	☐	☐	☐	05 - Paul G. Kaminski	☐	☐	☐	09 - Phebe N. Novakovic	☐	☐	☐
	02 - Nicholas D. Chabraja	☐	☐	☐	06 - John M. Keane	☐	☐	☐	10 - William A. Osborn	☐	☐	☐
	03 - James S. Crown	☐	☐	☐	07 - Lester L. Lyles	☐	☐	☐	11 - Laura J. Schumacher	☐	☐	☐
	04 - William P. Fricks	☐	☐	☐	08 - James N. Mattis	☐	☐	☐	12 - Robert Walmsley	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2 AND 3.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.
		For	Against	Abstain			For	Against	Abstain
2.	Selection of Independent Auditors.	☐	☐	☐	4.	Shareholder proposal with regard to an independent board chairman.	☐	☐	☐
3.	Advisory Vote to approve Executive Compensation.	☐	☐	☐	5.	Shareholder proposal with regard to lobbying disclosure.	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2014 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — GENERAL DYNAMICS CORPORATION	+

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 7, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints PHEBE N. NOVAKOVIC, JASON W. AIKEN and GREGORY S. GALLOPOULOS, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2014 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4 AND 5.

If you are a participant in the Company’s 401(k) plans, this proxy card constitutes your instructions to Fidelity, the trustee of the plans, as to the vote of the shares of Company common stock in your plan accounts. If you do not submit valid and timely voting instructions, Evercore Trust Company, N.A., the independent fiduciary and investment manager for the Company common stock in your plan accounts, will direct the vote of your plan shares in its discretion.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE:

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,TRUSTEE, GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+